Filed pursuant to Rule 424(b)(5)
Registration No. 333-226644

The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated September 29, 2020

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 7, 2018)

$

D.R. Horton, Inc.

    % Senior Notes due 2027

The Company

We are the largest homebuilding company in the United States as measured by number of homes closed. We construct and sell homes through our operating divisions in 88 markets across 29 states, primarily under the names of D.R. Horton, America’s Builder, Emerald Homes, Express Homes and Freedom Homes. We are offering $                aggregate principal amount of our    % senior notes due 2027 (the “notes”).

The Notes

The notes will mature on                , 2027. The notes will pay interest semi-annually in cash in arrears on                and                of each year, beginning on                 , 2021. The notes will accrue interest at the rate of    % per annum.

On the closing date of this offering, the notes will be guaranteed by substantially all of our homebuilding subsidiaries. The notes and the respective guarantees will be senior unsecured obligations. The notes will rank equally in right of payment with all of our existing homebuilding senior indebtedness, including our existing homebuilding senior notes and our homebuilding revolving credit facilities, and senior to any future indebtedness that is expressly subordinated in right of payment to the notes. The guarantees will rank equally with all existing and future unsecured and unsubordinated indebtedness of the guarantors, including their guarantees of our existing homebuilding senior notes and our homebuilding revolving credit facilities.

We may redeem some or all of the notes at any time or from time to time at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.” In addition, upon the occurrence of both a Change of Control and a Ratings Downgrade Event (each as defined in “Description of Notes”), subject to certain exceptions, we will make an offer to each holder to purchase all or any part of that holder’s notes at a purchase price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of purchase. See “Description of Notes—Certain Covenants—Repurchase of Notes upon Change of Control Triggering Event.”

Use of Proceeds

We intend to use the net proceeds of this offering for general corporate purposes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to D.R. Horton, Inc.(1)		%	$

(1)	Plus accrued interest, if any, from , 2020.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                , 2020.

Joint Book-Running Managers

J.P. Morgan	Mizuho Securities	US Bancorp

Citigroup	Wells Fargo Securities

The date of this prospectus supplement is                , 2020.

We have not, and the underwriters have not, authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus supplement and the accompanying prospectus, any documents incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or the information contained in any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus dated August 7, 2018

S-i

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If the information about the offering of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. For information about the notes, see “Description of Notes” in this prospectus supplement. When we refer to this “document,” we mean this prospectus supplement and the accompanying prospectus, unless the context otherwise requires.

Before you invest in the notes, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Incorporation by Reference.” Any statement made in this prospectus supplement or the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference therein will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

S-iii

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this or another document.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document. These documents contain important information about us and our business, prospects and financial condition.

Filing	Period or Date Filed
• Annual Report on Form 10-K (including the sections incorporated by reference therein from our definitive proxy statement on Schedule 14A filed with the Commission on December 19, 2019)	Year ended September 30, 2019

• Quarterly Reports on Form 10-Q	Quarter ended December 31, 2019 Quarter ended March 31, 2020 Quarter ended June 30, 2020

• Current Reports on Form 8-K	October 4, 2019 October 10, 2019, October 10, 2019 (two reports) November 12, 2019 January 22, 2020 February 26, 2020 May 5, 2020, May 5, 2020 (two reports) May 21, 2020 June 1, 2020

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus supplement and the termination of the offering of the securities. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished and not filed by us under any item of any current report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”)). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus supplement. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of this offering will automatically update and supersede previous information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

You can obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus supplement and the accompanying prospectus, by requesting them in writing or by telephone from us at the following address:

Investor Relations

D.R. Horton, Inc.

1341 Horton Circle

Arlington, Texas 76011

(817) 390-8200

S-iv

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may be construed as “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements typically include the words “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “projection,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other words of similar meaning. Any or all of the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus may not approximate actual experience, and the expectations derived from them may not be realized, due to risks, uncertainties and other factors. As a result, actual results may differ materially from the expectations or results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	the effects of public health issues such as a major epidemic or pandemic, including the impact of novel coronavirus COVID-19 (“C-19”) on the economy and our businesses;

•	the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions;

•	constriction of the credit and public capital markets, which could limit our ability to access capital and increase our costs of capital;

•

reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates;

•	the risks associated with our land and lot inventory;

•	our ability to effect our growth strategies, acquisitions or investments successfully;

•	the impact of an inflationary, deflationary or higher interest rate environment;

•	home warranty and construction defect claims;

•	the effects of health and safety incidents;

•	the effects of negative publicity;

•	supply shortages and other risks of acquiring land, building materials and skilled labor;

•	reductions in the availability of performance bonds;

•	increases in the costs of owning a home;

•	the effects of governmental regulations and environmental matters on our homebuilding and land development operations;

•	the effects of governmental regulations on our financial services operations;

•	our ability to manage and service our debt and comply with related debt covenants, restrictions and limitations;

•	competitive conditions within the homebuilding, lot development and financial services industries;

•	the effects of the loss of key personnel; and

•	information technology failures and data security breaches.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in

S-v

subsequent reports incorporated by reference in this prospectus supplement and the accompanying prospectus should be consulted. Additional information about issues that could lead to material changes in performance and risk factors that have the potential to affect us is contained in this prospectus supplement, in our annual report on Form 10-K for the fiscal year ended September 30, 2019 and in our quarterly report on Form 10-Q for the quarter ended June 30, 2020, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the SEC. See “Incorporation by Reference.”

S-vi

SUMMARY

This is only a summary of the offering. To fully understand an investment in the notes, you must consider this prospectus supplement, the accompanying prospectus and the detailed information incorporated by reference into them, including the financial statements and their accompanying notes.

For purposes of this prospectus supplement, unless we have indicated otherwise or the context otherwise requires, the terms the “Company,” “we,” “our” or like terms refer to D.R. Horton, Inc., a Delaware corporation, and its predecessors and subsidiaries.

D.R. Horton, Inc.

D.R. Horton, Inc. is the largest homebuilding company in the United States as measured by number of homes closed. We construct and sell homes through our operating divisions in 88 markets across 29 states, primarily under the names of D.R. Horton, America’s Builder, Emerald Homes, Express Homes, and Freedom Homes.

Our business operations consist of homebuilding, a majority-owned residential lot development company, financial services and other activities. Our homebuilding operations are our core business and primarily include the construction and sale of single-family homes with sales prices generally ranging from $100,000 to more than $1,000,000, with an average closing price of $297,600 during the nine months ended June 30, 2020. Approximately 91% of our home sales revenue in the nine months ended June 30, 2020 was generated from the sale of single-family detached homes, with the remainder from the sale of attached homes, such as townhomes, duplexes and triplexes.

During fiscal 2018, we acquired 75% of the outstanding shares of Forestar Group Inc. (“Forestar”), a publicly traded residential lot development company listed on the New York Stock Exchange under the ticker symbol “FOR.” Forestar is a component of our homebuilding strategy to enhance operational and capital efficiency and returns by expanding relationships with land developers and increasing the portion of our land and lot position controlled under land purchase contracts. At June 30, 2020, we owned 65% of Forestar’s outstanding common stock.

Our financial services operations provide mortgage financing and title agency services to homebuyers in many of our homebuilding markets. DHI Mortgage, our 100% owned subsidiary, provides mortgage financing services primarily to our homebuyers and sells substantially all of the mortgages it originates and the majority of the related servicing rights to third-party purchasers. DHI Mortgage originates loans in accordance with purchaser guidelines and sells substantially all of its mortgage production shortly after origination. Our 100% owned subsidiary title companies serve as title insurance agents by providing title insurance policies, examination and closing services, primarily to our homebuyers.

In addition to our homebuilding, Forestar and financial services operations, we have subsidiaries that engage in other business activities. These subsidiaries conduct insurance-related operations, construct and own income-producing multi-family rental properties, own non-residential real estate including ranch land and improvements and own and operate oil and gas related assets. The operating results of these subsidiaries are immaterial for separate reporting and therefore are grouped together and presented as other.

One of these subsidiaries, DHI Communities, develops, constructs and owns multi-family residential properties that produce rental income. DHI Communities is primarily focused on constructing garden style multi-family products, which typically accommodate 200 to 400 dwelling units, in high growth suburban markets. After DHI Communities has completed construction and achieved a stabilized occupancy rate, the property is typically marketed for sale. We had four projects under active construction and one project that was substantially complete as of June 30, 2020. DHI Communities sold two multi-family rental properties during the current fiscal year, one in November 2019 and another in February 2020, for a total of $128.5 million and recorded gains on sale totaling $59.4 million. At June 30, 2020 and September 30, 2019, our consolidated balance sheets included $224.8 million and $204.0 million, respectively, of assets owned by DHI Communities. The combined assets of all of our subsidiaries engaged in business activities other than our homebuilding, Forestar and financial services operations totaled $361.3 million and $317.9 million at June 30, 2020 and September 30, 2019, respectively.

For more information about our business, please refer to the section entitled “Business” in our most recent annual report on Form 10-K incorporated by reference in this prospectus supplement and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q incorporated by reference in this prospectus supplement.

Our principal executive offices are located at 1341 Horton Circle, Arlington, Texas 76011. Our telephone number is (817) 390-8200, and our Internet website address is www.drhorton.com. Information on or connected to our Internet website is not a part of this prospectus supplement.

Current Industry Conditions

During the latter part of March 2020, the impacts of the C-19 pandemic and the related widespread reductions in economic activity across the United States began to adversely affect our business. However, residential construction and financial services are designated as essential businesses as part of critical infrastructure in almost all municipalities across the U.S. where we operate. We implemented operational protocols to comply with social distancing and other health and safety standards as required by federal, state and local government agencies, taking into consideration guidelines of the Centers for Disease Control and Prevention and other public health authorities.

During April 2020 when restrictive stay-at-home orders were in place for many markets across the United States, we experienced increases in sales cancellations and decreases in sales orders, and net sales orders for April were 1% lower than the same month in the prior year. However, as economic activity began to resume and restrictive orders began to be lifted, our weekly sales pace during May and June increased significantly, and our cancellation rate returned to normal levels. In both May and June, our net sales orders increased over 50% compared to the prior year periods. For the third quarter of fiscal 2020, our net sales orders increased by 38% compared to the prior year quarter.

We believe the increase in demand in May and June was fueled by increased buyer urgency due to lower interest rates on mortgage loans, the limited supply of homes at affordable price points across most of our markets and to some extent the lower levels of home sales from mid-March through early April, which caused some pent-up demand. We were and remain well-positioned for this increased demand with our affordable product offerings, lot supply and housing inventory, particularly completed homes and those close to completion.

However, even with the resurgence of demand in May and June, we remain cautious as to the impact C-19 may have on our operations and on the overall economy in the future. There is significant uncertainty regarding the extent to which and how long C-19 and its related effects will impact the U.S. economy and level of employment, capital markets, secondary mortgage markets, consumer confidence, demand for our homes and availability of mortgage loans to homebuyers. The extent to which this impacts our operational and financial performance will depend on future developments, including the duration and spread of C-19 and the impact on our customers, trade partners and employees, all of which are highly uncertain and cannot be predicted.

We believe our strong balance sheet and liquidity position will provide us with the flexibility to operate effectively through these changing economic conditions. We plan to continue to generate strong cash flows from our homebuilding operations and manage our product offerings, incentives, home pricing, sales pace and inventory levels to optimize the return on our inventory investments in each of our communities based on local housing market conditions.

The Offering

The summary below describes the principal terms of the notes and the guarantees. Many of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of this offering and the terms and conditions of the notes and guarantees, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including the sections of this prospectus supplement entitled “Risk Factors” and “Description of Notes.”

Issuer	D.R. Horton, Inc., a Delaware corporation

Securities Offered	$ aggregate principal amount of our % senior notes due 2027.

Maturity Date	The notes will mature on , 2027.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on and , beginning on , 2021 , and will be payable to holders of record at the close of business on the or immediately preceding the interest payment date (whether or not a business day).

Optional Redemption	We may redeem all or a portion of the notes, at our option, at any time or from time to time. If the notes are redeemed prior to , 2027 (the date that is two months prior to the maturity date of the notes) (such date, the “Par Call Date”), the redemption price for the notes to be redeemed on any redemption date will be equal to the greater of: (1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date; or (2) the sum of the present values of the principal amount of the notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date (assuming the notes matured on the Par Call Date), discounted to the redemption date on a semi-annual basis, at the Treasury Rate (as defined in the “Description of Notes”), plus basis points, plus accrued and unpaid interest on the principal amount of the notes being redeemed to (but not including) the redemption date. If the notes are redeemed on or after the Par Call Date, the redemption price for such notes will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to (but not including) the date of redemption. See “Description of Notes—Optional Redemption.”

Guarantees

On the closing date of this offering, the notes will be guaranteed by substantially all of our homebuilding subsidiaries. Each of our subsidiaries will be required to guarantee the notes if it guarantees any of our other publicly traded debt securities with an outstanding principal amount of $50 million or more or our indebtedness under our homebuilding revolving credit facilities or any future credit facilities with commitments or outstanding borrowings in excess of $50 million. Our unrestricted subsidiaries (including Forestar and our subsidiaries engaged in the financial services and other non-homebuilding segments) will not guarantee the notes. If we cannot make payments on the notes when they are due, the guarantor subsidiaries are required to make them.

Ranking	The notes are our general obligations and will not be secured by any collateral. Your right to payment under the notes will be:

•	effectively junior to the rights of our secured creditors to the extent of the value of their security in our assets;

•	equal with the rights of creditors under any other unsecured unsubordinated debt, including our existing homebuilding senior notes and our homebuilding revolving credit facilities; and

•	senior to the rights of creditors under any future debt that is expressly subordinated to these notes.

The guarantees will also not be secured by any collateral. Your right to payment under any guarantee will be:

•	effectively junior to the rights of secured creditors to the extent of the value of their security in the guarantors’ assets;

•

equal with the rights of creditors under the guarantors’ other unsecured unsubordinated debt, including guarantees of our existing homebuilding senior notes and our homebuilding revolving credit facilities; and

•	senior to the rights of creditors under any of the guarantors’ future debt that is expressly subordinated to the guarantees.

The notes will be structurally subordinated to the indebtedness and liabilities of our non-guarantor subsidiaries.

As of June 30, 2020, D.R. Horton, Inc. and the guarantors had approximately $2,490.3 million of debt outstanding. Of this debt, $52.8 million was secured debt and $2,437.5 million was unsubordinated unsecured debt that will rank equally with the notes being offered by this prospectus supplement.

In addition, at June 30, 2020, we had unused commitments of $1.84 billion available to be borrowed under our homebuilding revolving credit facilities.

As of June 30, 2020, Forestar and our other non-guarantor subsidiaries had approximately $1,813.5 million of debt outstanding. In addition, at such date, Forestar had unused commitments of $348.4 million available to be borrowed under the Forestar revolving credit facility. As of June 30, 2020, DHI Mortgage, our mortgage subsidiary, had $1.575 billion of capacity under its mortgage repurchase facility, of which $1.2 billion had been utilized.

Form and Denomination	The notes will be represented by one or more global notes. The global notes will be deposited with the trustee, as custodian for The Depository Trust Company, or DTC.

Ownership of beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants, including the depositaries for Clearstream Banking Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System.

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000.

Certain Covenants	We will issue the notes under an indenture, dated as of October 10, 2019, as supplemented by a separate supplemental indenture, to be entered into on the date of issuance of the notes offered hereby. We refer to the indenture, as supplemented, as the “indenture.” The indenture, among other things, restricts our ability and the ability of the guarantors to:

•	incur debt secured by certain assets;

•	engage in sale and leaseback transactions with respect to certain assets; and

•	engage in mergers, consolidations or sales of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in the section “Description of Notes—Certain Covenants.”

Change of Control Triggering Event	Upon the occurrence of both a Change of Control and a Ratings Downgrade Event (each as defined in “Description of Notes”), subject to certain exceptions, we will make an offer to each holder to purchase all or any part of that holder’s notes at a purchase price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of purchase. See “Description of Notes—Certain Covenants—Repurchase of Notes upon Change of Control Triggering Event.”

United States Federal Income Tax Consequences	For certain United States federal income tax consequences of the acquisition and disposition of the notes, see “Certain United States Federal Income Tax Consequences.”

Absence of Public Trading Market	The notes will be a new issue of securities for which there is currently no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained. See “Risk Factors.”

Use of Proceeds	The net proceeds from this offering of notes will be approximately $ million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page S-8 and other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should consider carefully before deciding to invest in the notes being offered by this prospectus supplement.

Summary Consolidated Financial Information and Operating Data

The following summary consolidated financial information for the five years ended September 30, 2019 is derived from our audited consolidated financial statements, except as described in the footnotes below. The following summary consolidated financial information as of and for the nine-month periods ended June 30, 2020 and 2019 is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods. The data should be read in conjunction with the consolidated financial statements, related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q and other financial information incorporated by reference into this prospectus supplement. These historical results are not necessarily indicative of the results to be expected in the future.

	Nine months ended June 30,		Year ended September 30,
(Dollars in millions)	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)
Statement of operations data:
Revenues:
Home sales	$13,434.2	$12,125.8	$16,925.0	$15,502.0	$13,653.2	$11,783.1	$10,469.4
Land/lot sales and other	112.6	121.8	226.2	190.7	88.3	78.7	89.6
Financial services	364.0	306.4	441.7	375.3	349.5	295.6	265.0

	13,910.8	12,554.0	17,592.9	16,068.0	14,091.0	12,157.4	10,824.0
Cost of sales:
Home sales	10,534.8	9,713.4	13,498.8	12,194.3	10,927.8	9,403.0	8,393.6
Land/lot sales and other	67.1	85.0	168.1	153.4	74.8	68.2	81.8
Inventory and land option charges	17.8	41.0	54.0	50.4	40.2	31.4	60.3

	10,619.7	9,839.4	13,720.9	12,398.1	11,042.8	9,502.6	8,535.7
Selling, general and administrative expense	1,450.1	1,327.0	1,832.5	1,676.8	1,471.6	1,320.3	1,186.0
Income before income taxes	1,926.9	1,465.2	2,125.3	2,060.0	1,602.1	1,353.5	1,123.4
Income tax expense	377.6	350.5	506.7	597.7	563.7	467.2	372.7

Net income	1,549.3	1,114.7	1,618.6	1,462.3	1,038.4	886.3	750.7
Net income attributable to noncontrolling interests	4.6	1.5	0.1	2.0	—	—	—

Net income attributable to D.R. Horton, Inc.	$1,544.7	$1,113.2	$1,618.5	$1,460.3	$1,038.4	$886.3	$750.7
Selected operating data:
Gross profit margin—home sales	21.3%	19.9%	20.2%	21.3%	20.0%	20.2%	19.8%
Number of homes closed	45,140	40,951	56,975	51,857	45,751	40,309	36,648
Net sales orders (homes)(1)	54,732	43,435	56,565	52,740	46,605	40,814	37,380
Net sales orders ($ value)(1)	$16,307.9	$12,874.3	$16,843.4	$15,760.7	$13,941.2	$12,000.2	$10,738.7
Sales order backlog at end of period (homes)(2)	23,205	16,507	13,613	13,371	12,329	11,475	10,662
Sales order backlog at end of period ($ value)(2)	$7,013.8	$4,970.3	$4,140.1	$4,028.9	$3,726.0	$3,438.0	$3,146.8

(see footnotes on following page)

	Nine months ended June 30,		Year ended September 30,
(In millions)	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)
Other financial data:
Net cash provided by operating activities(3)	$588.9	$80.7	$892.1	$545.2	$440.2	$623.9	$706.4
Net cash (used in) provided by investing activities(4)	(100.4)	(326.3)	(394.0)	19.0	(164.0)	(112.8)	(94.7)
Net cash provided by (used in) financing activities(3)	370.2	(375.1)	(490.1)	(82.5)	(564.6)	(591.9)	111.0
Interest charged to cost of sales(5)	87.7	89.8	122.8	130.6	152.6	169.1	159.7
Depreciation and amortization	57.4	52.4	72.0	62.4	54.7	61.0	54.1
Interest incurred(6)	113.3	104.8	140.2	125.4	129.3	152.3	169.2

	As of June 30,		As of September 30,
(In millions)	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)
Balance sheet data:
Cash and cash equivalents	$2,353.5	$864.2	$1,494.3	$1,473.1	$1,007.8	$1,303.2	$1,383.8
Inventories	12,138.7	11,702.3	11,282.0	10,395.0	9,237.1	8,340.9	7,807.0
Total assets	17,973.9	15,224.0	15,606.6	14,114.6	12,184.6	11,558.9	11,151.0
Notes payable(7)	4,297.3	3,450.6	3,399.4	3,203.5	2,871.6	3,271.3	3,811.5
Total equity	11,327.1	9,814.7	10,295.1	9,158.9	7,747.6	6,793.0	5,895.4

(1)	Represents homes placed under contract during the period, net of cancellations.
(2)

Represents homes under contract but not yet closed at the end of the period. Many of the contracts in our sales order backlog are subject to contingencies, including mortgage loan approval and buyers selling their existing homes, which can result in cancellations. A portion of the contracts in backlog will not result in closings due to cancellations. We cannot assure you that homes subject to pending sales contracts will close.

(3)

In connection with the adoption of Accounting Standards Update (ASU) 2016-09 in fiscal 2018, $5.1 million, $5.9 million and $6.0 million of cash paid for shares withheld for taxes on stock-based awards was reclassified from operating cash flows to financing cash flows for fiscal 2017, 2016 and 2015, respectively.

(4)

In connection with the adoption of ASU 2016-18 in fiscal 2019, restricted cash is now included with cash and cash equivalents when reconciling beginning and ending amounts in the consolidated statements of cash flows. Prior period amounts have been reclassified to conform to the current year presentation, resulting in a decrease in cash used in investing activities of $7.0 million and $0.7 million for fiscal 2017 and 2015, respectively; an increase of $16.4 million in cash provided by investing activities for fiscal 2018; and an increase of $0.2 million in cash used in investing activities for fiscal 2016.

(5)	Interest charged to cost of sales includes interest written off with inventory impairments.
(6)	Interest incurred consists of all interest costs, whether expensed or capitalized, including amortization of debt issuance costs, if applicable.
(7)	Includes homebuilding notes payable, Forestar notes payable and the amount outstanding on our mortgage repurchase facility.

RISK FACTORS

Investing in the notes involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of the notes. These risks and uncertainties include those described in the risk factors and other sections of the documents that are incorporated by reference in this prospectus supplement. You should carefully consider these risks and uncertainties and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in the notes.

Risks Related to the Notes

We have significant amounts of debt and may incur additional debt, which could affect our financial health and our ability to raise additional capital to fund our operations or potential acquisitions.

As of June 30, 2020, our consolidated debt was $4.3 billion, which consisted of $2.5 billion related to our homebuilding segment, $0.6 billion related to our Forestar segment and $1.2 billion related to our financial services segment. The indentures governing our existing homebuilding senior notes do not restrict the incurrence of future unsecured debt by us or our homebuilding subsidiaries or the incurrence of secured or unsecured debt by our non-guarantor subsidiaries, and the agreements governing our homebuilding revolving credit facilities allow us to incur a substantial amount of future unsecured debt. Also, the indentures governing our existing homebuilding senior notes and the agreements governing our homebuilding revolving credit facilities impose restrictions on our ability and on that of the guarantors under our homebuilding senior notes and our homebuilding revolving credit facilities to incur debt secured by certain assets, but still permit us and our homebuilding subsidiaries to incur significant amounts of additional secured debt. The Forestar revolving credit facility and the indentures governing Forestar’s senior notes impose restrictions on the ability of Forestar and its restricted subsidiaries to incur secured and unsecured debt, but still permit Forestar and its subsidiaries to incur a substantial amount of future secured and unsecured debt, and do not restrict the incurrence of future secured and unsecured debt by Forestar’s unrestricted subsidiaries.

The amount and the maturities of our debt and the debt of our subsidiaries could have important consequences. For example, possible consequences for our homebuilding, financial services and Forestar operations each with respect to their individual debt obligations, could:

•	require the dedication of a substantial portion of cash flow from operations to payment of debt and reduce the ability to use cash flow for other operating or investing purposes;

•	limit the flexibility to adjust to changes in business or economic conditions; and

•	limit the ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements.

Servicing our debt requires a significant amount of cash, and we or our subsidiaries may not have sufficient cash flow from our respective businesses to pay our substantial debt.

Our ability and that of our subsidiaries to meet our respective debt service obligations will depend, in part, upon our and our subsidiaries’ future financial performance. Future results are subject to the risks and uncertainties described in this prospectus supplement and the documents incorporated herein. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of debt or equity, the refinancing of debt or the sale of assets. Changes in prevailing interest rates may affect the cost of our debt service obligations, because borrowings under our revolving credit facilities and mortgage repurchase facility bear interest at floating rates.

The instruments governing our and our subsidiaries’ indebtedness impose certain restrictions on our and our subsidiaries’ business, and the ability of us and our subsidiaries to comply with related covenants, restrictions or limitations could adversely affect our and our subsidiaries’ financial condition or operating flexibility.

The restrictions imposed by our and certain of our subsidiaries’ indebtedness could limit our or our subsidiaries’ ability to plan for or react to market or economic conditions or meet capital needs or otherwise restrict our activities or business plans and adversely affect our or our subsidiaries’ ability to finance our operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in our interest.

The agreements governing our indebtedness contain restrictions on our and our guarantor subsidiaries’ ability to, among other things, engage in sale and leaseback transactions with respect to certain assets, incur secured debt, create liens, pay dividends and make other distributions on or redeem or repurchase equity securities, sell certain assets and engage in mergers, consolidations or sales of all or substantially all of our assets. The instruments governing Forestar’s indebtedness contain restrictions on the ability of Forestar and certain of its subsidiaries to, among other things, incur additional indebtedness, create liens, pay dividends and make other distributions on or redeem or repurchase equity securities, sell certain assets, enter into affiliate transactions and engage in mergers, consolidations or sales of all or substantially all of Forestar’s assets.

In addition, the agreements governing certain of our and our subsidiaries’ debt instruments contain the following financial covenants:

Homebuilding revolving credit facilities. Our homebuilding revolving credit facilities contain financial covenants requiring the maintenance of a maximum allowable leverage ratio and a borrowing base restriction if our leverage ratio exceeds a certain level. A failure to comply with these financial covenants could allow the lending banks to terminate the availability of funds under the revolving credit facilities or cause any outstanding borrowings to become due and payable prior to maturity.

Forestar’s revolving credit facility. The Forestar revolving credit facility contains financial covenants requiring the maintenance by Forestar of a minimum level of tangible net worth, a minimum level of liquidity, a maximum allowable leverage ratio and a borrowing base restriction based on the book value of Forestar’s real estate assets and unrestricted cash. A failure to comply with these financial covenants could allow the lending banks to terminate the availability of funds under this revolving credit facility or cause any outstanding borrowings to become due and payable prior to maturity.

Mortgage repurchase facility and other restrictions. The mortgage repurchase facility for our mortgage subsidiary requires the maintenance of a minimum level of tangible net worth, a maximum allowable leverage ratio and a minimum level of liquidity by our mortgage subsidiary. A failure to comply with these requirements could allow the lending banks to terminate the availability of funds to our mortgage subsidiary or cause any outstanding borrowings to become due and payable prior to maturity. Any difficulty experienced in complying with these covenants could make the renewal of the facility more difficult or costly.

In addition, although our financial services business is conducted through subsidiaries that are not restricted by the indentures governing our existing senior notes or the agreements governing our revolving credit facilities, the ability of our financial services subsidiaries to distribute funds to our homebuilding operations would be restricted in the event such distribution would cause an event of default under the mortgage repurchase facility or if an event of default had occurred under this facility. Moreover, our right to receive assets from our financial services subsidiaries upon their liquidation or recapitalization is subject to the prior claims of the creditors of these subsidiaries. Any claims we may have to funds from our financial services subsidiaries would be subordinate to subsidiary indebtedness to the extent of any security for such indebtedness and to any indebtedness otherwise recognized as senior to our claims.

Our access to capital and our ability to obtain additional financing could be affected by any downgrade of our debt ratings.

Our homebuilding senior unsecured debt is currently rated investment grade by all three major rating agencies; however, there can be no assurance that we will be able to maintain these ratings. Any lowering of our debt ratings could make accessing the public capital markets or obtaining additional credit from banks more difficult and/or more expensive. Any lowering of Forestar’s debt ratings could also make Forestar’s ability to access the public capital markets or obtain additional credit from banks more difficult and/or more expensive.

The instruments governing our indebtedness contain change of control provisions which could affect the timing of repayment.

Change of control purchase options under our homebuilding senior notes and change of control default under our homebuilding revolving credit facilities. Upon the occurrence of both a change of control and a ratings downgrade event, each as defined in the indentures governing our existing homebuilding senior notes, we will be required to offer to repurchase such notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. Moreover, a change of control (as defined in our homebuilding revolving credit facilities) would constitute an event of default under our homebuilding revolving credit facilities, which could result in the acceleration of the repayment of any borrowings outstanding under the facilities, a requirement to cash collateralize all letters of credit outstanding thereunder and the termination of the commitments thereunder. If repayment of more than $50 million outstanding under our homebuilding revolving credit facilities were accelerated and such acceleration were not rescinded or such indebtedness were not satisfied, in either case within 30 days, an event of default would result under the indentures governing our existing homebuilding senior notes, entitling the trustee for the notes or holders of at least 25% in principal amount of the relevant series of notes then outstanding to declare all such notes to be due and payable immediately. If purchase offers were required under the indentures for our existing homebuilding senior notes, repayment of the borrowings under our homebuilding revolving credit facilities were required, or if the senior notes were accelerated, we can give no assurance that we would have sufficient funds to pay the required amounts.

Change of control purchase option under Forestar’s notes and change of control default under the Forestar revolving credit facility. Upon the occurrence of a change of control triggering event (as defined in the indentures governing Forestar’s notes), Forestar will be required to offer to repurchase Forestar’s notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. A change of control (as defined in the Forestar revolving credit facility) with respect to Forestar would constitute an event of default under the Forestar revolving credit facility, which could result in the acceleration of the repayment of any borrowings outstanding under the Forestar revolving credit facility, a requirement to cash collateralize all letters of credit outstanding thereunder and the termination of the commitments thereunder. If the maturity of the Forestar revolving credit facility and/or other indebtedness of Forestar and its restricted subsidiaries together having an aggregate principal amount outstanding of $40 million or more is accelerated, an event of default would result under the indentures governing the Forestar notes, entitling the trustee for the Forestar notes or holders of at least 25% in aggregate principal amount of the then outstanding Forestar notes to declare all such Forestar notes to be due and payable immediately. If purchase offers were required under the indentures for Forestar’s notes, repayment of the borrowings under Forestar’s revolving credit facility were required, or if Forestar’s notes were accelerated, we can give no assurance that Forestar would have sufficient funds to pay the required amounts.

The indenture for the notes may not provide protection against events or developments that may affect our ability to repay the notes or the trading prices for the notes.

The indenture that will govern the notes offered hereby and the indenture governing our existing homebuilding senior notes contain a covenant limiting the ability of the Company and the guarantors to incur liens on their assets to secure indebtedness or engage in sale and leaseback transactions, in each case, without equally and ratably securing the notes. This limitation is subject to a number of important exceptions.

The indenture does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, will not protect holders of the notes in the event that we experience material adverse changes in our financial condition or results of operations;

•	limit the ability of the Company or any of its subsidiaries to incur indebtedness;

•	restrict our ability to pay dividends, prepay indebtedness ranking junior to the notes or make investments; or

•

restrict our ability to engage in any acquisition or other transaction, other than our ability to merge or consolidate with, or sell all or substantially all of our assets to, another person without the surviving or transferring person (if other than the Company) assuming the obligations under the notes.

For these reasons, you should not consider the covenants in the indenture to be significant protections in evaluating whether to invest in the notes.

We may not be able to purchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of Notes”), subject to certain exceptions, we will make an offer to each holder of notes to purchase all or any part of such holder’s notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Triggering Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to purchase the notes. Our failure to purchase the notes as required under the indenture that will govern the notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes. See “Description of Notes—Certain Covenants—Repurchase of Notes upon Change of Control Triggering Event.”

The terms of the indenture and the notes provide only limited protection against significant corporate events that could affect adversely your investment in the notes.

While the indenture contains terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes. As described under “Description of Notes—Certain Covenants—Repurchase of Notes upon Change of Control Triggering Event,” upon the occurrence of a Change of Control Triggering Event, subject to certain exceptions, we will make an offer to each holder of notes to purchase all or any part of such holder’s notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes, including a Change of Control not accompanied by a Ratings Downgrade Event. If we were to enter into a significant corporate transaction that negatively affects the value of the notes, but would not constitute a Change of Control Triggering Event, we would not be required to make an offer to purchase the notes prior to their maturity, which also would adversely affect your investment.

Your right to receive payments on the notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the notes will be unsecured. We had $46.3 million in secured indebtedness as of June 30, 2020, and the indenture that will govern the notes offered hereby and the agreements governing our other indebtedness permit us to incur significant amounts of additional secured debt. In addition, the terms of our 5-year homebuilding revolving credit facility due 2024 permit us to obtain cash collateralized letters of credit subject to certain limitations. If we default under any present or future secured indebtedness, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets securing such indebtedness to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes and our existing senior notes at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which payments could be made on the notes or, if any assets remained, they might be insufficient to satisfy fully our obligations under the notes. Additionally, in the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full.

We may invest or spend the net proceeds of this offering in ways with which you may not agree or in ways that may not earn a profit.

We intend to use the net proceeds of this offering for general corporate purposes. Such other purposes could include repayment or repurchase of other debt, investments in land, housing inventory or other operating assets, payment of operating expenses, acquisitions of businesses, purchases of other investments or the payment of other expenses. However, we will retain broad discretion over the use of the net proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

The notes will be structurally subordinated to indebtedness of our non-guarantor subsidiaries.

The notes will be structurally subordinated to all existing and future debt and other liabilities of our non-guarantor subsidiaries, and the claims of creditors of those subsidiaries will have priority as to the assets of those subsidiaries. Our non-guarantor subsidiaries had total assets of $4.1 billion at June 30, 2020 and net income of $174.4 million for the nine-month period ended June 30, 2020 and $193.8 million for the fiscal year ended September 30, 2019. At June 30, 2020, our non-guarantor subsidiaries (including Forestar) had approximately $1.8 billion of debt outstanding. The indenture under which the notes will be issued does not limit the ability of our non-guarantor subsidiaries to incur additional indebtedness.

The indenture permits us to form or acquire subsidiaries that do not become guarantors of the notes and permits our subsidiaries to be released from their guarantees of the notes offered in this offering, in either case, if they do not guarantee any issue of debt securities of the Company or any of the guarantors of $50 million or more or any credit facilities of the Company or any of the guarantors of $50 million or more.

Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors.

Although you will be direct creditors of the guarantors by virtue of the guarantees, a court could void or subordinate any guarantor’s guarantee under the fraudulent conveyance laws if existing or future creditors of any such guarantor were successful in establishing that:

•	such guarantee was incurred with fraudulent intent; or

•	such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

•	was insolvent at the time of the guarantee;

•	was rendered insolvent by reason of the guarantee;

•	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation; or

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

The indenture contains a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. Furthermore, in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause used in the indenture was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

An active trading market for the notes may not develop.

Prior to this offering, there was no market for the notes. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, none of the underwriters is obligated to make a market in the notes and, even if the underwriters commence market making, they may cease their market making activities at any time. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry. As a result, an active trading market may not develop or be maintained for our notes. If an active market does not develop or is not maintained, the market price and liquidity of our notes may be adversely affected.

Risks Related to Our Business

Public health issues such as a major epidemic or pandemic could adversely affect our business or financial results.

The U.S. and other countries have experienced, and may experience in the future, outbreaks of contagious diseases that affect public health and public perception of health risk. In December 2019, C-19 emerged in the Wuhan region of China and subsequently spread worldwide. The World Health Organization declared C-19 a pandemic, resulting in federal, state and local governments and private entities mandating various restrictions, requiring closure of non-essential businesses for a period of time. In almost all of the municipalities across the U.S. where we operate, residential construction and financial services have been deemed essential businesses as part of critical infrastructure, and we have continued our homebuilding, lot development and financial services operations in those markets where allowed. We implemented operational protocols to comply with social distancing and other health and safety standards as required by federal, state and local government agencies, taking into consideration guidelines of the Centers for Disease Control and Prevention and other public health authorities.

Our results of operations are affected by economic conditions, including macroeconomic conditions and levels of business confidence and consumer confidence. There is significant uncertainty regarding the extent to which and how long C-19 and its related effects will impact the U.S. economy and level of employment, capital markets, secondary mortgage markets, consumer confidence, demand for our homes and availability of mortgage loans to homebuyers. The extent to which C-19 impacts our operational and financial performance will depend on future developments, including the duration and spread of C-19 and the impact on our customers, trade partners and employees, all of which are highly uncertain and cannot be predicted. If C-19 has a significant negative impact on economic conditions over a prolonged period of time, our results of operations and financial condition could be adversely impacted.

The homebuilding and lot development industries are cyclical and affected by changes in economic, real estate or other conditions that could adversely affect our business or financial results.

The homebuilding and lot development industries are cyclical and are significantly affected by changes in general and local economic and real estate conditions, such as:

•	employment levels;

•	consumer confidence and spending;

•	housing demand;

•	availability of financing for homebuyers;

•	interest rates;

•

availability and prices of new homes for sale and alternatives to new homes, including foreclosed homes, homes held for sale by investors and speculators, other existing homes and rental properties; and

•	demographic trends.

Adverse changes in these general and local economic conditions or deterioration in the broader economy would cause a negative impact on our business and financial results and increase the risk for asset impairments and writeoffs. Changes in these economic conditions may affect some of our regions or markets more than others. If adverse conditions affect our larger markets, they could have a proportionately greater impact on us than on some other homebuilding companies.

In the past, the federal government’s fiscal and trade policies and economic stimulus actions have created uncertainty in the financial markets and caused volatility in interest rates, which impacted business and consumer behavior. Monetary policy actions affecting interest rates or fiscal policy actions and new legislation related to taxation, spending levels or borrowing limits, along with the related political debates, conflicts and compromises associated with such actions, may negatively impact the financial markets and consumer confidence. Such events could hurt the U.S. economy and the housing market and in turn, could adversely affect the operating results of our businesses.

Weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, volcanic activity, droughts and floods, heavy or prolonged precipitation or wildfires, can harm our business. These can delay our development work, home construction and home closings, adversely affect the cost or availability of materials or labor or damage homes under construction. The climates and geology of many of the states in which we operate, including California, Florida, Texas and other coastal areas, where we have some of our larger operations and which have experienced recent natural disasters, present increased risks of adverse weather or natural disasters.

Deployments of U.S. military personnel to foreign regions, terrorist attacks, other acts of violence or threats to national security and any corresponding response by the United States or others, domestic or international instability or civil unrest may cause an economic slowdown in the markets where we operate, which could adversely affect our business.

If we experience any of the foregoing, potential customers may be less willing or able to buy our homes. In the future, our pricing and product strategies may also be limited by market conditions. We may be unable to change the mix of our home offerings, reduce the costs of the homes we build, offer more affordable homes or satisfactorily address changing market conditions in other ways without adversely affecting our profits and returns. In addition, cancellations of home sales contracts in backlog may increase if homebuyers do not honor their contracts due to any of the factors discussed above.

Our financial services business is closely related to our homebuilding business, as it originates mortgage loans principally to purchasers of the homes we build. A decrease in the demand for our homes because of the foregoing matters will also adversely affect the financial results of this segment of our business. An increase in the default rate on the mortgages we originate may adversely affect our ability to sell the mortgages or the pricing we receive upon the sale of mortgages or may increase our recourse obligations for previous originations. We may be responsible for losses associated with mortgage loans originated and sold to third-party purchasers in the event of errors or omissions relating to certain representations and warranties that the loans sold meet certain requirements, including representations as to underwriting standards, the type of collateral, the existence of primary mortgage insurance, and the validity of certain borrower representations in the connection with the loan, and we may be required to repurchase certain of those mortgage loans or provide indemnification. Repurchased mortgage loans and/or the settlement of claims associated with such loans could adversely affect our business or financial results. We establish reserves for estimated losses and future repurchase obligations for mortgage loans we have sold; however, actual future obligations related to these mortgages could differ significantly from our current estimated amounts.

Constriction of the credit and public capital markets could limit our ability to access capital and increase our costs of capital.

During past economic and housing downturns, the credit markets constricted and reduced some sources of liquidity that were previously available to us. Consequently, we relied principally on our cash on hand to meet our working capital needs and repay outstanding indebtedness during those times. There likely will be periods in the future when financial market upheaval will increase our cost of capital or limit our ability to access the public debt markets or obtain bank financing.

Our homebuilding operations utilize a $1.59 billion 5-year senior unsecured revolving credit facility with an uncommitted accordion feature that could increase the size of the facility to $2.5 billion, subject to certain conditions and availability of additional bank commitments. Our 5-year homebuilding revolving credit facility also provides for the issuance of letters of credit with a sublimit equal to 100% of the revolving credit commitment. The maturity date of the 5-year facility is October 2, 2024. We also have a $375 million 364-day senior unsecured homebuilding revolving credit facility with an uncommitted accordion feature that could increase the size of the facility to $550 million, subject to certain conditions and availability of additional bank commitments. The maturity date of the 364-day facility is May 27, 2021. Forestar and its subsidiaries, our financial services subsidiaries, and certain of our other subsidiaries are not guarantors under our homebuilding revolving credit facilities or our homebuilding senior notes.

Forestar has a $380 million senior unsecured revolving credit facility with an uncommitted accordion feature that could increase the size of the facility to $570 million, subject to certain conditions and availability of additional bank commitments. The Forestar revolving credit facility also provides for the issuance of letters of credit with a sublimit equal to the greater of $100 million and 50% of the revolving credit commitment. The maturity date of such facility is October 2, 2022. The Forestar revolving credit facility is guaranteed by Forestar’s wholly-owned subsidiaries that are not immaterial subsidiaries or have not been designated as unrestricted subsidiaries. The Forestar revolving credit facility is not guaranteed by us or our other subsidiaries.

Our mortgage subsidiary utilizes a $1.35 billion mortgage repurchase facility to finance the majority of the loans it originates. The capacity of the facility increases, without requiring additional commitments, to $1.575 billion for approximately 45 days around September 30, 2020 and increases again for approximately 30 days around December 31, 2020. The capacity can also be increased to $1.8 billion subject to the availability of additional commitments. The mortgage repurchase facility must be renewed annually and currently expires on February 19, 2021. We expect to renew and extend the term of the mortgage repurchase facility with similar terms prior to its maturity. Adverse changes in market conditions could make the renewal of these facilities more difficult or could result in an increase in the cost of these facilities or a decrease in the committed amounts. Such changes affecting our mortgage repurchase facility may also make it more difficult or costly to sell the mortgages that we originate.

We regularly assess our projected capital requirements to fund growth in our business, repay debt obligations, pay dividends, repurchase our common stock and support other general corporate and operational needs, and we regularly evaluate our opportunities to raise additional capital. D.R. Horton has an automatically effective universal shelf registration statement filed with the SEC in August 2018, registering debt and equity securities that may be issued from time to time in amounts to be determined. Forestar also has an effective shelf registration statement filed with the SEC in September 2018, registering $500 million of equity securities. At June 30, 2020, $394.3 million remained available, and $100 million of this availability is reserved for sales under Forestar’s at-the-market equity offering program established in August 2020. As market conditions permit, we may issue new debt or equity securities through the capital markets or obtain additional bank financing to fund our projected capital requirements or provide additional liquidity. We believe that our existing cash resources, together with the proceeds from the notes, our revolving credit facilities, mortgage repurchase facility and ability to access the capital markets or obtain additional financing will provide sufficient liquidity to fund our near-term working capital needs and debt obligations, including the maturity of $400 million aggregate principal amount of our homebuilding senior notes in fiscal 2021. Adverse changes in economic, homebuilding or capital market conditions due to C-19 or otherwise could negatively affect our business, liquidity and financial results, restrict our ability to obtain additional capital or increase our costs of capital.

Reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates could decrease our buyers’ ability to obtain financing and adversely affect our business or financial results.

The mortgage loans originated by our financial services operations are primarily eligible for sale to the Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”) or the Government National Mortgage Association (“Ginnie Mae”), and are typically sold to third-party purchasers. The secondary market for mortgage loans continues to primarily desire securities backed by Fannie Mae, Freddie Mac or Ginnie Mae, and we believe the liquidity these agencies provide to the mortgage industry is important to the housing market. Any significant change regarding the long-term structure and viability of Fannie Mae and Freddie Mac could result in adjustments to the size of their loan portfolios and to guidelines for their loan products. Additionally, a reduction in the availability of financing provided by these institutions could adversely affect interest rates, mortgage availability and sales of new homes and mortgage loans. For the nine-month period ended June 30, 2020, approximately 63% of our mortgage loans were sold directly to Fannie Mae or into securities backed by Ginnie Mae, and approximately 30% were sold to major financial entities, of which one entity purchased 19% of the total loans sold. On an ongoing basis, we seek to establish loan purchase arrangements with additional financial entities. If we are unable to sell mortgage loans to purchasers on attractive terms, our ability to originate and sell mortgage loans at competitive prices could be limited, which would negatively affect our profitability.

The Federal Housing Administration (“FHA”) insures mortgage loans that generally have lower credit requirements and is an important source for financing the sale of our homes. Changes, restrictions or significant premium increases in FHA programs in the future may negatively affect the availability or affordability of FHA financing, which could adversely affect our ability to sell homes.

Some of our customers may qualify for 100% financing through programs offered by the United States Department of Veterans Affairs (“VA”) and the United States Department of Agriculture (“USDA”) and certain other housing finance agencies. These programs are subject to changes in regulations, lending standards and government funding levels. There can be no assurances that these programs or other programs will continue to be available in our homebuilding markets or that they will be as attractive to our customers as the programs currently offered, which could negatively affect our sales.

Mortgage rates are currently low compared to most historical periods; however, market conditions could change causing mortgage rates to rise in the future. When interest rates increase, the cost of owning a home increases, which will likely reduce the number of potential homebuyers who can obtain mortgage financing and could result in a decline in the demand for our homes.

In the latter part of fiscal 2020, due to reduced liquidity in the secondary market related to remedies provided in the Coronavirus Aid, Relief, and Economic Security Act to borrowers of residential loans, we began retaining mortgage servicing rights on some of our originations. As servicer for these loans, we may have to advance payments to the mortgage-backed securities bondholders to the extent there are insufficient collections to satisfy the required principal and interest remittances of the underlying mortgage-backed securities.

The risks associated with our land and lot inventory could adversely affect our business or financial results.

Inventory risks are substantial for our homebuilding and Forestar businesses. There are risks inherent in controlling, owning and developing land. If housing demand declines, we may not be able to build and sell homes profitably in some of our communities, and we may not be able to fully recover the costs of some of the land and lots we own. Also, the values of our owned undeveloped land, lots and housing inventories may fluctuate significantly due to changes in market conditions. As a result, our deposits for lots controlled under purchase contracts may be put at risk, we may have to sell homes or land for a lower profit margin or record inventory impairment charges on our land and lots. A significant deterioration in economic or homebuilding industry conditions may result in substantial inventory impairment charges.

We cannot make any assurances that our growth strategies, acquisitions or investments will be successful or will not expose us to additional risks or other negative consequences.

In recent years, we have primarily grown our business by increasing our investments in land, lot and home inventories in our existing homebuilding markets. We have also expanded through investments in new product offerings, new geographic markets and the growth of our multi-family rental property operations. Investments in land, lots, home inventories and rental properties can expose us to risks of economic loss and asset impairments if housing conditions weaken or if we are unsuccessful in implementing our growth strategies.

In October 2017, we acquired 75% of the outstanding shares of Forestar and at June 30, 2020, we owned 65% of its outstanding shares. Forestar is a publicly traded residential lot development company with operations in 51 markets across 22 states as of June 30, 2020. Forestar is making significant investments in land acquisition and development to expand its residential lot development business across a geographically diversified national platform. Our homebuilding divisions acquire finished lots from Forestar in accordance with the master supply agreement between the two companies, and we provide Forestar certain administrative, compliance, operational and procurement services through a shared services agreement. As the controlling shareholder of Forestar, we strongly influence the strategic direction and operations of Forestar.

In addition to the investment and merger with Forestar, we have acquired the homebuilding operations of several homebuilding companies in recent years, and we may make strategic acquisitions of or investments in other companies, operations or assets in the future. Such acquisitions and investments may have risks similar to those related to land, lots and home inventories, but they may also expose us to additional risks or other negative consequences. These transactions may not advance our business strategy, provide a satisfactory return on our investment or provide other benefits we anticipate. Also, the integration of these transactions may not be successful and may require significant time and resources, which may divert management’s attention from other operations. Acquisitions and investments could also expose us to material liabilities not discovered in the due diligence process and may lead to litigation. If these transactions under-perform our expectations or are unsuccessful, we may incur significant expenses or write-offs of inventory, other assets or intangible assets such as goodwill. Acquisitions and investments can result in dilution to existing stockholders if we issue our common stock as consideration and can increase our debt levels or reduce our liquidity if we purchase them with cash. The magnitude, timing and nature of any future acquisitions or investments will depend on a number of factors, including our ability to identify suitable additional markets or acquisition candidates, the negotiation of acceptable terms, our financial position and general economic and business conditions. We also may seek to divest an investment or a business and may have difficulty selling such investment or business on acceptable terms in a timely manner.

Our business and financial results could be adversely affected by significant inflation, higher interest rates or deflation.

Inflation can adversely affect us by increasing costs of land, materials and labor. In addition, significant inflation is often accompanied by higher interest rates, which have a negative impact on housing affordability. In a highly inflationary environment, depending on industry and other economic conditions, we may be precluded from raising home prices enough to keep up with the rate of inflation, which could reduce our profit margins. Moreover, in a highly inflationary environment, our cost of capital, labor and materials can increase and the purchasing power of our cash resources can decline, which could have an adverse impact on our business or financial results.

Alternatively, a significant period of deflation could cause a decrease in overall spending and borrowing levels. This could lead to deterioration in economic conditions, including an increase in the rate of unemployment. Deflation could also cause the value of our inventories to decline or reduce the value of existing homes below the related mortgage loan balance, which could potentially increase the supply of existing homes. If oil prices decline significantly, economic conditions in markets that have significant exposure to the energy sector may weaken. These, or other factors that increase the risk of significant deflation, could have a negative impact on our business or financial results.

Homebuilding is subject to home warranty and construction defect claims in the ordinary course of business that can be significant.

We are subject to home warranty and construction defect claims arising in the ordinary course of our homebuilding business. We rely on subcontractors to perform the actual construction of our homes, and in many cases, to select and obtain construction materials. Despite our detailed specifications and monitoring of the construction process, our subcontractors occasionally do not meet adequate quality standards in the construction of our homes. When we find these issues, we repair them in accordance with our warranty obligations. We spend significant resources to repair items in homes we have sold to fulfill the warranties we issued to our homebuyers. Additionally, we are subject to construction defect claims which can be costly to defend and resolve in the legal system. Warranty and construction defect matters can also result in negative publicity in the media and on the internet, which can damage our reputation and adversely affect our ability to sell homes.

Based on the large number of homes we have sold over the years, our potential liabilities related to warranty and construction defect claims are significant. As a consequence, we maintain product liability insurance, and we seek to obtain indemnities and certificates of insurance from subcontractors covering claims related to their workmanship and materials. We establish warranty and other reserves for the homes we sell based on historical experience in our markets and our judgment of the qualitative risks associated with the types of homes built. Because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractor arrangements and our reserves will be adequate to address all of our future warranty and construction defect claims. Contractual indemnities can be difficult to enforce, we may be responsible for applicable self-insured retentions and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered by and the availability of product liability insurance for construction defects is limited and costly. We have responded to increases in insurance costs and coverage limitations by increasing our self-insured retentions and claim reserves. There can be no assurance that coverage will not be further restricted or become more costly. If costs to resolve our future warranty and construction defect claims exceed our estimates, our financial results and liquidity could be adversely affected.

A health and safety incident relating to our operations could be costly in terms of potential liability and reputational damage.

Building and land development sites are inherently dangerous, and operating in the homebuilding and lot development industries poses certain inherent health and safety risks. Due to health and safety regulatory requirements and the number of homes we construct, health and safety performance is critical to the success of our business. Any failure in health and safety performance may result in penalties for non-compliance with relevant regulatory requirements, and a failure that results in a major or significant health and safety incident is likely to be costly and could expose us to liability that could be costly. Such an incident could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies or governmental authorities, and our ability to attract customers and employees, which in turn could have a material adverse effect on our financial results and liquidity.

Damage to our corporate reputation or brands from negative publicity could adversely affect our business, financial results and/or stock price.

Adverse publicity related to our company, industry, personnel, operations or business performance may cause damage to our corporate reputation or brands and may generate negative sentiment, potentially affecting the performance of our business or our stock price, regardless of its accuracy or inaccuracy. Negative publicity can be disseminated rapidly through digital platforms, including social media, websites, blogs and newsletters. Customers and other interested parties value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate without affording us an opportunity for redress or correction, and our success in preserving our brand image depends on our ability to recognize, respond to and effectively manage negative publicity in a rapidly changing environment. Adverse publicity or unfavorable commentary from any source could damage our reputation, reduce the demand for our homes or negatively impact the morale and performance of our employees, which could adversely affect our business.

Supply shortages and other risks related to acquiring land, building materials and skilled labor could increase our costs and delay deliveries.

The homebuilding and lot development industries have from time to time experienced significant difficulties that can affect the cost or timing of construction, including:

•	difficulty in acquiring land suitable for residential building at affordable prices in locations where our potential customers want to live;

•	shortages of qualified subcontractors;

•	reliance on local subcontractors, manufacturers, distributors and land developers who may be inadequately capitalized;

•	shortages of materials; and

•	significant increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.

In addition, tariffs, duties and/or trade restrictions imposed or increased on imported materials and goods that are used in connection with the construction and delivery of our homes, including steel, aluminum and lumber, may raise our costs for these items or for the products made with them. These factors may cause construction delays or cause us to incur more costs building our homes. If the level of new home demand increases significantly in future periods, the risk of shortages in residential lots, labor and materials available to the homebuilding industry will likely increase.

We are required to obtain performance bonds, the unavailability of which could adversely affect our results of operations and cash flows.

We often are required to provide surety bonds to secure our performance or obligations under construction contracts, development agreements and other arrangements. At June 30, 2020, we had $1.7 billion of outstanding surety bonds. Our ability to obtain surety bonds primarily depends upon our credit rating, financial condition, past performance and other factors, including the capacity of the surety market and the underwriting practices of surety bond issuers. The ability to obtain surety bonds also can be impacted by the willingness of insurance companies to issue performance bonds for construction and development activities. If we are unable to obtain surety bonds when required, our results of operations and cash flows could be adversely affected.

Increases in the costs of owning a home could prevent potential customers from buying our homes and adversely affect our business or financial results.

Significant expenses of owning a home, including mortgage loan interest and state and local income and property taxes, have historically been deductible expenses for an individual’s federal income taxes, subject to various limitations. The Tax Cuts and Jobs Act, which became effective January 1, 2018, established new limits on these federal tax deductions that could reduce the actual or perceived affordability of homeownership. These or any further changes in income tax laws by the federal or state government to eliminate or substantially reduce income tax benefits associated with homeownership, could adversely affect demand for and sales prices of new homes, especially in areas with relatively high housing prices or high taxes.

In addition, increases in property tax rates by local governmental authorities, as experienced in some areas in response to reduced federal and state funding, could adversely affect the amount of financing our potential customers could obtain or their desire to purchase new homes.

Governmental regulations and environmental matters could increase the cost and limit the availability of our land development and homebuilding projects and adversely affect our business or financial results.

We are subject to extensive and complex regulations that affect land development and home construction, including zoning, density restrictions, building design and building standards. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to development or construction being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water or sewage facilities, roads or other local services. New housing developments may also be subject to various assessments for schools, parks, streets and other public improvements. In addition, in many markets government authorities have implemented no growth or growth control initiatives. Any of these may limit, delay or increase the costs of development or home construction.

We are also subject to a significant number and variety of local, state and federal laws and regulations concerning protection of health, safety, labor standards and the environment. The impact of environmental laws varies depending upon the prior uses of the building site or adjoining properties and may be greater in areas with less supply where undeveloped land or desirable alternatives are less available. These matters may result in delays, may cause us to incur substantial compliance, remediation, mitigation and other costs, and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas. Government agencies also routinely initiate audits, reviews or investigations of our business practices to ensure compliance with these laws and regulations, which can cause us to incur costs or create other disruptions in our business that can be significant. For example, we have received Notices of Violation from the United States

Environmental Protection Agency related to stormwater compliance at certain of our sites in our Southeast region. This matter could potentially result in requirements for us to perform additional compliance procedures and to pay monetary sanctions.

Government restrictions, standards, or regulations intended to reduce greenhouse gas emissions or potential climate change impacts are likely to result in restrictions on land development in certain areas and may increase energy, transportation, or raw material costs, which could reduce our profit margins and adversely affect our results of operations. This is a particular concern in the western United States, where some of the most extensive and stringent environmental laws and residential building construction standards in the country have been enacted, and where we have business operations.

The subcontractors we rely on to perform the actual construction of our homes are also subject to a significant number of local, state and federal laws and regulations, including laws involving matters that are not within our control. If the subcontractors who construct our homes fail to comply with all applicable laws, we can suffer reputational damage, and may be exposed to possible liability.

We are also subject to an extensive number of laws and regulations because our common stock and debt securities, and the common stock of our Forestar subsidiary, are publicly traded in the capital markets. These regulations govern our communications with our shareholders and the capital markets, our financial statement disclosures and our legal processes, and they also impact the work required to be performed by our independent registered public accounting firm and our legal counsel. Changes in these laws and regulations, including the subsequent implementation of rules by the administering government authorities, may require us to incur additional compliance costs, and such costs may be significant.

Governmental regulation of our financial services operations could adversely affect our business or financial results.

Our financial services operations are subject to extensive state and federal laws and regulations, which are administered by numerous agencies, including but not limited to the Consumer Financial Protection Bureau, Federal Housing Finance Agency, U.S. Department of Housing and Urban Development, FHA, VA, USDA, Fannie Mae, Freddie Mac and Ginnie Mae. These laws and regulations include many compliance requirements, including but not limited to licensing, consumer disclosures, fair lending and real estate settlement procedures. As a result, our operations are subject to regular, extensive examinations by the applicable agencies. Additional future regulations or changing rule interpretations and examinations by regulatory agencies may result in more stringent compliance standards and could adversely affect the results of our operations.

Homebuilding, lot development and financial services are competitive industries, and competitive conditions could adversely affect our business or financial results.

The homebuilding and lot development industries are highly competitive. Homebuilders compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with local, regional and national homebuilders and developers, and also with existing home sales, foreclosures and rental properties. The competitive conditions in the homebuilding industry can negatively affect our sales volumes, selling prices and incentive levels, reduce our profit margins, and cause the value of our inventory or other assets to be impaired. Competition can also affect our ability to acquire suitable land, raw materials and skilled labor at acceptable prices or terms, or cause delays in land development or in the construction of our homes.

The competitors to our financial services businesses include other title companies and mortgage lenders, including national, regional and local mortgage banks and other financial institutions. Some of these competitors are subject to fewer governmental regulations and have greater access to capital than we do, and some of them may operate with different lending criteria than we do. These competitors may offer a broader or more attractive array of financing and other products and services to potential customers than we do.

Our businesses compete with other companies across all industries to attract and retain highly skilled and experienced employees, managers and executives. Competition for the services of these individuals increases as business conditions improve in the homebuilding, lot development and financial services industries and in the general economy. If we are unable to attract and retain key employees, managers or executives, our business could be adversely affected.

Our business could be adversely affected by the loss of key personnel.

We rely on our key personnel to effectively operate and manage our businesses. Specifically, our success depends heavily on the performance of our homebuilding division and region presidents and their management teams, our financial services management team, our corporate office management teams, our Forestar management team and our executive officers. These key personnel have significant experience and skills in the homebuilding, lot development and financial services industries, as well as leadership and management abilities that are important to our success. We seek to retain our key personnel and to have succession plans in place to address the potential loss of key personnel. However, if our retention and succession planning efforts are unsuccessful or if we fail to attract suitable replacements, the loss of key personnel could adversely affect our business.

Information technology failures, data security breaches, and the failure to satisfy privacy and data protection laws and regulations could harm our business.

We use information technology and other computer resources to carry out important operational and marketing activities and to maintain our business records. These information technology systems are dependent upon global communications providers, web browsers, third-party software and data storage providers and other aspects of the Internet infrastructure that have experienced security breaches, cyber-attacks, significant systems failures and service outages in the past. Our normal business activities involve collecting and storing information specific to our homebuyers, employees, vendors and suppliers and maintaining operational and financial information related to our business, both in an office setting and remote locations as needed. A material breach in the security of our information technology systems or other data security controls could include the theft or release of this information. A data security breach, a significant and extended disruption in the functioning of our information technology systems or a breach of any of our data security controls could disrupt our business operations, damage our reputation and cause us to lose customers, adversely impact our sales and revenue and require us to incur significant expense to address and remediate or otherwise resolve these kinds of issues. The unintended or unauthorized disclosure of personal identifying and confidential information as a result of a security breach could also lead to litigation or other proceedings against us by the affected individuals or business partners, or by regulators. The outcome of such proceedings, which could include penalties or fines, could have a significant negative impact on our business.

We may also be required to incur significant costs to protect against damages caused by information technology failures, security breaches, and the failure to satisfy privacy and data protection laws and regulations in the future as legal requirements continue to increase. The European Union and other international regulators, as well as state governments, have recently enacted or enhanced data privacy regulations, such as the California Consumer Privacy Act, and other governments are considering establishing similar or stronger protections. These regulations impose certain obligations for handling specified personal information in our systems, and for apprising individuals of the information we have collected about them. We have incurred costs in an effort to comply with these requirements, and our costs may increase significantly if new requirements are enacted and based on how individuals exercise their rights. Any noncompliance could result in our incurring substantial penalties and reputational damage, and also could result in litigation.

We provide employee awareness training of cybersecurity threats and routinely utilize information technology security experts to assist us in our evaluations of the effectiveness of the security of our information technology systems, and we regularly enhance our security measures to protect our systems and data. Our increased use of remote work environments and virtual platforms in response to the C-19 pandemic may also increase our risk of cyber-attack or data security breaches. We use various encryption, tokenization and authentication technologies to mitigate cybersecurity risks and have increased our monitoring capabilities to enhance early detection and rapid response to potential cyber threats. However, because the techniques used to obtain unauthorized access, disable or degrade systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Consequently, we cannot provide assurances that a security breach, cyber-attack, data theft or other significant systems or security failures will not occur in the future, and such occurrences could have a material and adverse effect on our consolidated results of operations or financial position.

USE OF PROCEEDS

The net proceeds from this offering of notes will be approximately $                million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2020 and as adjusted to reflect the sale of $                million aggregate principal amount of notes and the application of the estimated net proceeds thereof as described under “Use of Proceeds.”

	As of June 30, 2020
(Dollars in millions)	Actual	Adjusted
Cash and cash equivalents	$2,353.5	$

Homebuilding debt:
Secured notes	$46.3		$46.3
5-year revolving credit facility due 2024(1)	—		—
364-day revolving credit facility due 2021(2)	—		—
2.550% senior notes due 2020	399.6		399.6
4.375% senior notes due 2022	349.1		349.1
4.750% senior notes due 2023	299.2		299.2
5.750% senior notes due 2023	398.6		398.6
2.500% senior notes due 2024	496.2		496.2
2.600% senior notes due 2025	494.8		494.8
% senior notes due 2027 offered hereby	—

Total homebuilding debt	2,483.8

Forestar debt:
Revolving credit facility(3)	—		—
8.000% senior notes due 2024	344.8		344.8
5.000% senior notes due 2028	295.8		295.8

Total Forestar debt	640.6		640.6

Financial services debt:
Borrowings under mortgage repurchase facility(4)	1,172.9		1,172.9

Total financial services debt	1,172.9		1,172.9

Total debt(5)	4,297.3

Equity:
Preferred stock, $0.10 par value: 30,000,000 shares authorized; no shares issued	—		—
Common stock, $0.01 par value: 1,000,000,000 shares authorized; 394,374,575 shares issued and 363,633,208 shares outstanding at June 30, 2020	3.9		3.9
Additional paid-in capital	3,214.2		3,214.2
Retained earnings	8,992.5		8,992.5
Treasury stock, 30,741,367 shares at June 30, 2020, at cost	(1,162.6)		(1,162.6)

Stockholders’ equity	11,048.0		11,048.0
Noncontrolling interests	279.1		279.1

Total equity	11,327.1		11,327.1

Total capitalization	$15,624.4	$

(1)

As of June 30, 2020, we had a $1.59 billion 5-year senior unsecured homebuilding revolving credit facility with an uncommitted accordion feature that could increase the size of the facility to $2.5 billion, subject to certain conditions and availability of additional bank commitments. The 5-year homebuilding revolving credit facility also provides for the issuance of letters of credit with a sublimit equal to 100% of the revolving credit commitment. Letters of credit issued under the 5-year homebuilding revolving credit facility reduce the available borrowing capacity. The interest rate on borrowings under the 5-year homebuilding revolving credit facility may be based on either the Prime Rate or London Interbank Offered Rate (“LIBOR”) plus an applicable margin, as defined in the credit agreement governing the 5-year homebuilding revolving credit facility. The maturity date of the 5-year homebuilding revolving credit facility is October 2, 2024. See “Description of Other Indebtedness—Revolving Credit Facilities—D.R. Horton.”
(2)

In May 2020, we entered into a credit agreement providing for a $375 million 364-day senior unsecured homebuilding revolving credit facility with an uncommitted accordion feature that could increase the size of the facility to $550 million, subject to certain conditions and availability of additional bank commitments. The interest rate on borrowings under the 364-day revolving credit facility may be based on either the Prime Rate or LIBOR plus an applicable margin, as defined in the credit agreement governing the facility. The maturity date of the 364-day facility is May 27, 2021. There were no borrowings under the facility for the period from its inception through June 30, 2020. See “Description of Other Indebtedness—Revolving Credit Facilities—D.R. Horton.”

(3)

Forestar has a $380 million senior unsecured revolving credit facility with an uncommitted accordion feature that could increase the size of the facility to $570 million, subject to certain conditions and availability of additional bank commitments. The Forestar revolving credit facility also provides for the issuance of letters of credit with a total sublimit equal to the greater of $100 million and 50% of the total revolving credit commitments. Borrowings under the Forestar revolving credit facility are subject to a borrowing base calculation based on Forestar’s book value of its real estate assets and unrestricted cash. Letters of credit issued under the Forestar revolving credit facility reduce the available borrowing capacity. The maturity date of the Forestar revolving credit facility is October 2, 2022. See “Description of Other Indebtedness—Revolving Credit Facilities—Forestar.”

(4)

Our mortgage subsidiary, DHI Mortgage, has a mortgage repurchase facility that provides financing and liquidity to DHI Mortgage by facilitating purchase transactions in which DHI Mortgage transfers eligible loans to the counterparties upon receipt of funds from the counterparties. DHI Mortgage then has the right and obligation to repurchase the purchased loans upon their sale to third-party purchasers in the secondary market or within specified time frames from 45 to 60 days in accordance with the terms of the mortgage repurchase facility. The total capacity of the mortgage repurchase facility is $1.35 billion; however, the capacity increases, without requiring additional commitments, to $1.575 billion for approximately 45 days around September 30, 2020 and increases again for approximately 30 days around December 31, 2020. The capacity of the mortgage repurchase facility can also be increased to $1.8 billion subject to the availability of additional commitments. The maturity date of the mortgage repurchase facility is February 19, 2021. See “Description of Other Indebtedness—Mortgage Repurchase Facility.”

(5)

Total debt at June 30, 2020 excludes outstanding letters of credit of $159.4 million and surety bonds of $1.7 billion that secure performance under various contracts. Of the total letters of credit, $127.8 million were issued under our 5-year homebuilding revolving credit facility and $31.6 million were issued under the Forestar revolving credit facility.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby (the “Notes”) supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Debt Securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus, to which description reference is hereby made. The Notes will be issued under that certain Senior Debt Securities Indenture, dated as of October 10, 2019, between the Company and Truist Bank (formerly known as Branch Banking and Trust Company), as trustee (the “Trustee”), as supplemented by a supplemental indenture to be entered into as of the Issue Date by the Company, the Guarantors, and the Trustee (as so supplemented, the “Indenture”). The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the Indenture. The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. As used in this “Description of Notes,” the term “Company” refers to D.R. Horton, Inc. and not any of its Subsidiaries.

Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

General

The Notes will bear interest from                , 2020, payable semi-annually on                and                of each year (each, an “Interest Payment Date”), commencing                , 2021, to Holders of record at the close of business on                 or                 , as the case may be, immediately preceding each such interest payment date. The Notes bear interest at                % per annum and will mature on                , 2027.

An aggregate principal amount of $                million of Notes will be issued in this offering. Additional Notes (the “Additional Notes”) in an unlimited amount may be issued in one or more series from time to time on the same terms and conditions, except for issue date, and in certain cases the issue price and the first interest payment, either of which may differ from the respective terms of the previously issued Notes of the same series, and with the same CUSIP numbers as the Notes offered hereby (to the extent permissible under applicable law) without the consent of Holders of the Notes.

The Notes will be guaranteed by each of the Guarantors pursuant to the guarantees of the Notes (the “Guarantees”) described below. The Guarantors currently do not include Forestar Group Inc. (“Forestar”), our subsidiaries that are engaged in the financial services segment or certain of our other subsidiaries. These subsidiaries currently do not guarantee our existing homebuilding senior notes or our homebuilding revolving credit facilities. In addition, the Notes will not initially be guaranteed by several of our insignificant subsidiaries.

Ranking

The Notes are general unsecured obligations of the Company and rank senior in right of payment to any future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not so subordinated, including our homebuilding revolving credit facilities. The Guarantees described below will be general unsecured obligations of the Guarantors and will rank senior in right of payment to any future Indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees and will rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors that is not so subordinated, including our homebuilding revolving credit facilities.

Secured creditors of the Company and the Guarantors will have a claim on the assets that secure the obligations of the Company and the Guarantors to such creditors prior to claims of Holders of the Notes against those assets, to the extent of the value of such assets. Our 5-year homebuilding revolving credit facility provides for the issuance of letters of credit under the facility that may be secured by cash collateral.

At June 30, 2020, the Company and the Guarantors had approximately $2,490.3 million of Indebtedness outstanding. Of this Indebtedness, $52.8 million was secured debt and $2,437.5 million will be pari passu with the Notes. The Notes are effectively subordinated in right of payment to the existing and future debt and other liabilities of our non-guarantor subsidiaries since their creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before they are available to the Company.

Optional Redemption

The Company may, at its option, redeem the Notes in whole at any time or in part from time to time, as set forth below. The Company must mail to registered holders of the Notes notice of redemption at least 15 but not more than 60 days prior to the proposed date of redemption.

The redemption price for the Notes being redeemed prior to the Par Call Date will equal the greater of the following amounts:

•	100% of their principal amount; and

•

the present value of the Remaining Scheduled Payments on the Notes being redeemed that would be due if the Notes matured on the Par Call Date, discounted to the redemption date, on a semiannual basis, at the Treasury Rate plus                basis points (                %),

plus, in each case, accrued and unpaid interest on such Notes to the redemption date.

If we redeem the Notes on or after the Par Call Date, the redemption price will equal 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on such Notes to the redemption date.

In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the Notes (or such portions thereof) called for redemption and such Notes will cease to be outstanding.

On or before the redemption date, we will deposit with the paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. Selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited.

The Guarantees

The Notes will be guaranteed by each of the Guarantors pursuant to the Guarantees. The Guarantors currently do not include Forestar or, in general, our subsidiaries that are engaged in the financial services segment or the insurance, multi-family rental property or energy businesses. These subsidiaries currently do not guarantee our existing homebuilding senior notes or our homebuilding revolving credit facilities. In addition, the Notes will initially not be guaranteed by several of our insignificant subsidiaries. Under the circumstances described under “Certain Covenants—Additional Guarantees,” we are required to cause subsidiaries that are not Guarantors to become Guarantors.

Each of the Guarantors will unconditionally guarantee on a joint and several basis all of the Company’s obligations under the Notes, including its obligations to pay principal, premium, if any, and interest, if any, with respect to the Notes. The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the “adjusted net assets” of each Guarantor, as defined in the Indenture.

The Indenture provides that, in the event of (i) the sale or other disposition of Capital Stock of any Guarantor if as a result of such disposition, such Person ceases to be a Subsidiary of the Company, (ii) a sale or other disposition of all or substantially all of the assets of any Guarantor (other than to the Company or another Guarantor), (iii) a merger or consolidation of a Guarantor with a Person other than the Company or another Guarantor, or (iv) a Guarantor ceasing to guarantee any (a) Indebtedness of the Company outstanding under any of the Credit Facilities and (b) Publicly Traded Debt Securities, then such Guarantor (in the case of clauses (i), (ii) and (iv) above) will be automatically and unconditionally released and discharged from all obligations under the Indenture and the Notes and the Person acquiring such assets (in the case of clauses (ii) and (iii) above) shall not be required to assume the Guarantor’s obligations under the Indenture and the Notes, or otherwise become a Guarantor, in each case without any further action required on the part of the Trustee, any Holder, the Company or any Guarantor; provided that such sale, disposition or other transaction is otherwise in compliance with the Indenture.

Except as provided in the covenants described under “Certain Covenants” below, the Indenture does not prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, nor does it prevent any sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor to the Company or another Guarantor. Upon any such consolidation, merger, or disposition, the Guarantee given by such Guarantor will no longer have any force or effect.

Certain Covenants

The following is a summary of certain covenants contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding and are not defeased or discharged pursuant to provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Defeasance.”

Restrictions on Secured Debt

The Indenture provides that the Company will not, and will not cause or permit any Guarantor to, create, incur, assume or guarantee any Secured Debt unless the Notes are secured equally and ratably with (or prior to) such Secured Debt, provided that the foregoing does not prohibit the creation, incurrence, assumption or guarantee of:

(1) Secured Debt which is secured by Liens on model homes, homes held for sale, homes that are under construction or under contract for sale, contracts for the sale of homes, land (improved or unimproved), contracts for the sale of land, project club houses, amenity centers and common areas, manufacturing plants, warehouses, distribution facilities or office buildings, and fixtures and equipment located at or on any of the foregoing or leasehold or other interests in any of the foregoing;

(2) Secured Debt which is secured by a Lien on property at the time of its acquisition by the Company or a Guarantor, which Lien secures obligations assumed by the Company or a Guarantor, or on the property of a corporation or other entity at the time it is merged into or consolidated with the Company or a Guarantor or becomes a Guarantor as a result of the acquisition of its Capital Stock by the Company or a

Guarantor (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or consolidation or acquisition where the Lien attaches to or affects the property of the Company or a Guarantor prior to such transaction);

(3) Secured Debt which is secured by Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Guarantor;

(4) Secured Debt which is secured by Liens securing Indebtedness of a Guarantor owing to the Company or to another Guarantor;

(5) Indebtedness secured by a Permitted Lien; and

(6) any amendment, restatement, supplement, renewal, replacement, extension, refinancing or refunding, in whole or in part (“Refinanced Debt”), of Secured Debt that was permitted to be created, incurred, assumed or guaranteed pursuant to clauses (1) through (5) above at the time of the original creation, incurrence, assumption or guarantee thereof, or by this clause (6), provided, in each case, that the principal amount of the Refinanced Debt does not exceed the principal amount of the Secured Debt being refinanced, extended, renewed or replaced (plus accrued interest thereon and expenses of refinancing, extension, renewal or replacement) and such Refinanced Debt is not secured by any additional properties of the Company or any Guarantor (other than accessions and proceeds).

In addition, the Company and the Guarantors may create, incur, assume or guarantee Secured Debt, without equally or ratably (or on a senior basis) securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount (or the accreted value thereof, in the case of any Secured Debt issued with original issue discount) of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) above and any Secured Debt in relation to which the Notes have been secured equally and ratably (or on a senior basis)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1) and (2) and if the 365 day period referenced therein shall have expired, also clause (3) under “Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets.

Restrictions on Sale and Leaseback Transactions

The Indenture provides that the Company will not, and will not cause or permit any Guarantor to, enter into any Sale and Leaseback Transaction, unless:

(1) notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(2) fair value is received by the Company or a Guarantor for the property sold (as determined in good faith pursuant to a resolution of the board of directors of the Company delivered to the Trustee); and

(3) the Company or a Guarantor, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either:

(A) to the redemption, repayment or retirement of (a) debt securities of any series under the Indenture (other than a series that, pursuant to the applicable supplemental indenture or authorizing resolution, does not have the benefit of this covenant or its equivalent), including the cancellation by the Trustee of any securities of any such series delivered by the Company to the Trustee, or (b) any other Indebtedness of the Company or any Guarantor (other than Indebtedness which by its terms or the terms of the instrument by which it was issued is subordinate in right of payment to the Notes or any such other series of debt securities), or

(B) to the purchase by the Company or a Guarantor of property substantially similar to the property sold or transferred.

Without regard to the foregoing, the Company and the Guarantors may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) described in “Restrictions on Secured Debt” above or Secured Debt in relation to which the Notes have been secured equally and ratably (or on a senior basis)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1) and (2) and if the 365 day period referenced therein shall have expired, also clause (3) above) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets.

Repurchase of Notes upon Change of Control Triggering Event

In the event that there shall occur a Change of Control Triggering Event, except as otherwise provided below, the Company shall make an offer to each Holder of the Notes (the “Change of Control Offer”) to purchase all or any part of such Holder’s Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Change of Control Purchase Price”) in accordance with the procedures set forth below.

On or before the thirtieth day after any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall be obligated to make the Change of Control offer by mailing, or causing to be mailed, to all Holders of Notes, with a copy to the Trustee, a notice regarding the Change of Control Triggering Event and the Change of Control Offer. The notice shall state the payment date for the repurchase of the Notes, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if mailed prior to the date of consummation of the Change of Control, also state that the offer to purchase is conditioned on a Change of Control or Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

The Company will comply with applicable law, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Indenture by virtue of such conflict.

The Company will not be required to make a Change of Control Offer after a Change of Control Triggering Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer, (2) the Company has given notice to redeem all Notes in accordance with the redemption provisions of the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any Change of Control for which a definitive agreement is in place, the Company or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes properly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “—Limitations on Mergers, Consolidations and Sales of Assets” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control, and by extension, Change of Control Triggering Event, has occurred.

None of the provisions relating to a repurchase upon a Change of Control Triggering Event is waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not result in a Change of Control Triggering Event, but would substantially increase the amount of Indebtedness outstanding at such time.

The Indenture requires the payment of money for Notes or portions thereof validly tendered to and accepted for payment by the Company pursuant to a Change of Control Offer. In the event that a Change of Control Triggering Event has occurred under the Indenture, a change of control may have also occurred under the agreements governing other Indebtedness of the Company or its subsidiaries. If a Change of Control Triggering Event were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes and amounts due under other Indebtedness that the Company may be required to repurchase or repay. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Failure by the Company to purchase the Notes when required upon a Change of Control Triggering Event will result in an Event of Default with respect to the Notes.

These provisions could have the effect of deterring hostile or friendly acquisitions of the Company where the Person attempting the acquisition views itself as unable to finance the purchase of the principal amount of Notes which may be tendered to the Company upon the occurrence of a Change of Control Triggering Event.

Amendment or waiver of the provisions described in this covenant will require consent of Holders of a majority of the outstanding principal amount of Notes.

Limitations on Mergers, Consolidations and Sales of Assets

The Indenture provides that neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including by way of liquidation or dissolution), to any Person (in each case other than in a transaction in which the Company or a Guarantor is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or the Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture, and

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

The foregoing provisions shall not apply to:

(a) the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its Guarantee or the Successor not being required to become a Guarantor, as the case may be, as provided under “The Guarantees” above, or

(b) a transaction the purpose of which is to change the state of incorporation of the Company or any Guarantor.

Upon any such consolidation, merger, sale, lease, conveyance or other disposition, the Successor will be substituted for the Company or the relevant Guarantor under the Indenture. The Successor may then exercise every power and right of the Company or the relevant Guarantor under the Indenture, and except in the case of a lease, the Company or the relevant Guarantor will be released from all of its liabilities and obligations in respect of the Notes, the Guarantee and the Indenture. If the Company or a Guarantor leases all or substantially all of its assets, the Company or such Guarantor will not be released from its obligations to pay the principal of and premium, if any, and interest, if any, on the Notes or the Guarantee, as applicable.

Additional Guarantees

If (a) any Subsidiary that is not a Guarantor shall guarantee any (i) Indebtedness of the Company outstanding under any of the Credit Facilities or (ii) Publicly Traded Debt Securities, or (b) the Company elects to add any Subsidiary as a Guarantor, then such Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and under the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture until it is released from its obligations as a Guarantor pursuant to the provisions of the Indenture.

Events of Default

The following are Events of Default in respect of the Notes under the Indenture:

(1) the failure by the Company to pay interest on any such Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2) the failure by the Company to pay the principal or premium of any such Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

(3) the failure by the Company or any Guarantor to comply with any of its agreements or covenants in, or provisions of, such Notes, the Guarantees (as relating to the Notes) or the Indenture (as relating to the Notes) and such failure continues for the period and after the notice specified below (except in the case of a default under the covenants described under “Repurchase of Notes upon Change of Control Triggering Event” and “Limitations on Mergers, Consolidations and Sales of Assets,” which will constitute an Event of Default with notice but without passage of time);

(4) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Guarantor that has an outstanding principal amount of $50 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

(5) the failure by the Company or any Guarantor to make any principal or interest payment in an amount of $50 million or more, individually or in the aggregate, in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Guarantor within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(6) the Company or any Guarantor that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Guarantor that is a Significant Subsidiary as debtor in an involuntary case,

(B) appoints a Custodian of the Company or any Guarantor that is a Significant Subsidiary or a Custodian for all or substantially all of the property of the Company or any Guarantor that is a Significant Subsidiary, or

(C) orders the liquidation of the Company or any Guarantor that is a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(8) any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

A Default as described in subclause (3) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25 percent in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and (except in the case of a default with respect to the covenants described under “Repurchase of Notes upon Change of Control Triggering Event” and “Limitations on Mergers, Consolidations and Sales of Assets”) the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases to exist, without any action by the Trustee or any other Person.

If an Event of Default (other than an Event of Default with respect to the Company resulting from subclauses (6) or (7) above), shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all such Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on such Notes will be due and payable immediately. If an Event of Default with respect to the Company specified in subclauses (6) or (7) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder.

The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may waive an existing Default or Event of Default and its consequences with respect to the Notes, other than any Default or Event of Default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on such Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

The Holders may not enforce the provisions of the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes or that resulted from the failure to comply with the covenant entitled “Repurchase of Notes upon Change of Control Triggering Event”) if the Trustee determines that withholding such notice is in the Holders’ interest.

The Company is required to deliver to the Trustee an annual officers’ certificate stating whether or not the signers know of any continuing Default by the Company in performing any of its obligations under the Indenture.

In addition, the Company is required to deliver to the Trustee written notice of the occurrence of any Default or Event of Default within 30 days after a senior officer of the Company obtains knowledge of such Default or Event of Default.

Concerning the Trustee

In the ordinary course of its business, Truist Bank (formerly known as Branch Banking and Trust Company), the trustee, provides, and may continue to provide, service to us as series trustee under the indenture relating to certain of our existing homebuilding senior notes and is a lender under our 5-year homebuilding revolving credit facility. The Indenture contains, or will contain, limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The Indenture permits, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign. The Indenture provides, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Additional Provisions

The Indenture contains certain other provisions that apply to the Notes. See “Description of Debt Securities—Amendment, Supplement and Waiver,” “—Defeasance,” and “—Governing Law” in the accompanying prospectus.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

“Additional Notes” has the meaning set forth in “—General.”

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt of the Company, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person’s capital stock or other equity interests.

“Capitalized Lease Obligations” of any Person means, at the time any determination thereof is to be made, the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means:

(1) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its Subsidiaries to any Person (other than a Subsidiary of the Company); provided, however, that a transaction where the holders of all classes of Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of all Voting Stock of such Person immediately after such transaction shall not be a Change of Control;

(2) a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than (x) the Company or (y) Donald R. Horton, Terrill J. Horton, or their respective wives, children, grandchildren and other descendants, or any trust or other entity formed or controlled by any of such individuals (each an “Excluded Person”))) publicly discloses, including, without limitation, by filing a Schedule 13D or Schedule TO, or the Company or any of its Subsidiaries publicly discloses, including without limitation, by filing any other schedule, form or report under the Exchange Act (including, without limitation, a Current Report on Form 8-K) disclosing facts indicating that such person or group has become the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock of the Company representing more than 50% of the voting power of the Voting Stock of the Company; or

(3) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a liquidation or dissolution of the Company which is part of a transaction that does not constitute a Change of Control under the proviso contained in clause (1) above shall not constitute a Change of Control.

Any person or group whose acquisition of beneficial ownership constitutes a Change of Control under clause (2) of the foregoing definition in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Excluded Person.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Downgrade Event.

“Comparable Treasury Issue” means the United States Treasury security selected by at least two Reference Treasury Dealers as having a maturity comparable to the remaining term (the “Remaining Life”) of the Notes to be redeemed calculated as if the maturity date of such Notes was the Par Call Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such price on such business day, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Adjusted Tangible Assets” of the Company as of any date means the Consolidated Tangible Assets of the Company and the Guarantors at the end of the fiscal quarter immediately preceding such date less (a) the book value of any assets securing any Non-Recourse Indebtedness, and (b) all short term liabilities of the Company and the Guarantors, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor to a maturity date more than one year after such date) and liabilities in respect of retiree benefits other than persons for which the Company or the Guarantors are required to accrue pursuant to Accounting Standards Codification 715-60 (or any successor provision), in each case as determined in accordance with GAAP.

“Consolidated Tangible Assets” of the Company as of any date means the book value of the total assets of the Company and the Guarantors (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Guarantors, in each case as determined in accordance with GAAP.

“Credit Facilities” means, collectively, each of the credit facilities and lines of credit of the Company or one or more Guarantors in existence on the date of the Indenture and one or more future facilities or lines of credit among or between the Company or one or more Guarantors and one or more lenders pursuant to which the Company or any Guarantor may incur indebtedness for working capital and general corporate purposes (including acquisitions), as any such facility or line of credit may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, increasing the amount of, or restructuring, all or any portion of the Indebtedness under such facility or line of credit or any successor facilities or lines of credit and includes any facility or line of credit with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or line of credit or any successor facility or line of credit; provided, in each case, that such credit facility shall provide for commitments, or there shall be loans or other extensions of credit outstanding thereunder, in each case in excess of $50 million.

“Currency Agreement” of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Event of Default” has the meaning set forth in “—Events of Default.”

“Fitch” means Fitch Ratings.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Guarantee” means the guarantee of the Notes by each Guarantor under the Indenture.

“Guarantors” means (i) initially, each of:

C. Richard Dobson Builders, Inc., a Virginia corporation;

CH Investments of Texas, Inc., a Delaware corporation;

CHI Construction Company, an Arizona corporation;

CHTEX of Texas, Inc., a Delaware corporation;

Continental Homes, Inc., a Delaware corporation;

Continental Homes of Texas, L.P., a Texas limited partnership;

Continental Residential, Inc., a California corporation;

D.R. Horton—CHAustin, LLC, a Delaware limited liability company;

D.R. Horton—Colorado, LLC, a Delaware limited liability company;

D.R. Horton—Corpus Christi, LLC, a Delaware limited liability company;

D.R. Horton—Crown, LLC, a Delaware limited liability company;

D.R. Horton—Emerald, Ltd., a Texas limited partnership;

D.R. Horton—Georgia, LLC, a Delaware limited liability company;

D.R. Horton—Highland, LLC, a Delaware limited liability company;

D.R. Horton—Indiana, LLC, a Delaware limited liability company;

D.R. Horton—Iowa, LLC, a Delaware limited liability company;

D.R. Horton—Permian, LLC, a Delaware limited liability company;

D.R. Horton—Regent, LLC, a Delaware limited liability company;

D.R. Horton—Terramor, LLC, a Delaware limited liability company;

D.R. Horton—Texas, Ltd., a Texas limited partnership;

D.R. Horton—WPH, LLC, a Delaware limited liability company;

D.R. Horton—Wyoming, LLC, a Delaware limited liability company;

D.R. Horton, Inc.—Birmingham, an Alabama corporation;

D.R. Horton, Inc.—Chicago, a Delaware corporation;

D.R. Horton, Inc.—Dietz-Crane, a Delaware corporation;

D.R. Horton, Inc.—Greensboro, a Delaware corporation;

D.R. Horton, Inc.—Gulf Coast, a Delaware corporation;

D.R. Horton, Inc.—Huntsville, a Delaware corporation;

D.R. Horton, Inc.—Jacksonville, a Delaware corporation;

D.R. Horton, Inc.—Louisville, a Delaware corporation;

D.R. Horton, Inc.—Midwest, a California corporation;

D.R. Horton, Inc.—Minnesota, a Delaware corporation;

D.R. Horton, Inc.—New Jersey, a Delaware corporation;

D.R. Horton, Inc.—Portland, a Delaware corporation;

D.R. Horton, Inc.—Torrey, a Delaware corporation;

D.R. Horton BAY, Inc., a Delaware corporation;

D.R. Horton CA2, Inc., a California corporation;

D.R. Horton CA3, Inc., a Delaware corporation;

D.R. Horton CA4, LLC, a Delaware limited liability company;

D.R. Horton Cruces Construction, Inc., a Delaware corporation;

D.R. Horton Hawaii LLC, a Delaware limited liability company;

D.R. Horton LA North, Inc., a Delaware corporation;

D.R. Horton Los Angeles Holding Company, Inc., a California corporation;

D.R. Horton Management Company, Ltd., a Texas limited partnership;

D.R. Horton Materials, Inc., a Delaware corporation;

D.R. Horton Serenity Construction, LLC, a Delaware limited liability company;

D.R. Horton VEN, Inc., a California corporation;

DRH Cambridge Homes, LLC, a Delaware limited liability company;

DRH Construction, Inc., a Delaware corporation;

DRH—HWY 114, LLC, a Delaware limited liability company;

DRH Regrem L, LLC, a Delaware limited liability company;

DRH Regrem LI, LLC, a Delaware limited liability company;

DRH Regrem LII, LLC, a Delaware limited liability company;

DRH Regrem LIII, LLC, a Delaware limited liability company;

DRH Regrem LIV, LLC, a Delaware limited liability company;

DRH Regrem LV, LLC, a Delaware limited liability company;

DRH Regrem VII, LP, a Texas limited partnership;

DRH Regrem XII, LP, a Texas limited partnership;

DRH Regrem XIV, Inc., a Delaware corporation;

DRH Regrem XLIV, LLC, a Delaware limited liability company;

DRH Regrem XLIX, LLC, a Delaware limited liability company;

DRH Regrem XLV, LLC, a Delaware limited liability company;

DRH Regrem XLVI, LLC, a Delaware limited liability company;

DRH Regrem XLVII, LLC, a Delaware limited liability company;

DRH Regrem XLVIII, LLC, a Delaware limited liability company;

DRH Regrem XV, Inc., a Delaware corporation;

DRH Regrem XVI, Inc., a Delaware corporation;

DRH Regrem XVII, Inc., a Delaware corporation;

DRH Regrem XVIII, Inc., a Delaware corporation;

DRH Regrem XIX, Inc., a Delaware corporation;

DRH Regrem XX, Inc., a Delaware corporation;

DRH Regrem XXI, Inc., a Delaware corporation;

DRH Regrem XXII, Inc., a Delaware corporation;

DRH Regrem XXIII, Inc., a Delaware corporation;

DRH Regrem XXIV, Inc., a Delaware corporation;

DRH Regrem XXV, Inc., a Delaware corporation;

DRH Southwest Construction, Inc., a California corporation;

DRH Tucson Construction, Inc., a Delaware corporation;

HPH Homebuilders 2000 L.P., a California limited partnership;

KDB Homes, Inc., a Delaware corporation;

Lexington Homes—DRH, LLC, a Delaware limited liability company;

Meadows I, Ltd., a Delaware corporation;

Meadows II, Ltd., a Delaware corporation;

Meadows VIII, Ltd., a Delaware corporation;

Meadows IX, Inc., a New Jersey corporation;

Meadows X, Inc., a New Jersey corporation;

Melody Homes, Inc., a Delaware corporation;

Pacific Ridge—DRH, LLC, a Delaware limited liability company;

Schuler Homes of Arizona LLC, a Delaware limited liability company;

Schuler Homes of California, Inc., a California corporation;

Schuler Homes of Oregon, Inc., an Oregon corporation;

Schuler Homes of Washington, Inc., a Washington corporation;

SGS Communities at Grande Quay L.L.C., a New Jersey limited liability company;

SHA Construction LLC, a Delaware limited liability company;

SHLR of California, Inc., a California corporation;

SHLR of Nevada, Inc., a Nevada corporation;

SHLR of Washington, Inc., a Washington corporation;

SRHI LLC, a Delaware limited liability company;

SSHI LLC, a Delaware limited liability company;

Vertical Construction Corporation, a Delaware corporation;

Walker Drive, LLC, a Delaware limited liability company;

Western Pacific Housing–Antigua, LLC, a Delaware limited liability company;

Western Pacific Housing–Broadway, LLC, a Delaware limited liability company;

Western Pacific Housing–Canyon Park, LLC, a Delaware limited liability company;

Western Pacific Housing–Carrillo, LLC, a Delaware limited liability company;

Western Pacific Housing–Communications Hill, LLC, a Delaware limited liability company;

Western Pacific Housing–Copper Canyon, LLC, a Delaware limited liability company;

Western Pacific Housing–Creekside, LLC, a Delaware limited liability company;

Western Pacific Housing–Lomas Verdes, LLC, a Delaware limited liability company;

Western Pacific Housing–McGonigle Canyon, LLC, a Delaware limited liability company;

Western Pacific Housing–Mountaingate, L.P., a California limited partnership;

Western Pacific Housing–Norco Estates, LLC, a Delaware limited liability company;

Western Pacific Housing–Pacific Park II, LLC, a Delaware limited liability company;

Western Pacific Housing–Park Avenue East, LLC, a Delaware limited liability company;

Western Pacific Housing–Park Avenue West, LLC, a Delaware limited liability company;

Western Pacific Housing–Playa Vista, LLC, a Delaware limited liability company;

Western Pacific Housing–River Ridge, LLC, a Delaware limited liability company;

Western Pacific Housing–Terra Bay Duets, LLC, a Delaware limited liability company;

Western Pacific Housing–Torrey Meadows, LLC, a Delaware limited liability company;

Western Pacific Housing–Torrey Village Center, LLC, a Delaware limited liability company;

Western Pacific Housing–Windemere, LLC, a Delaware limited liability company;

Western Pacific Housing, Inc., a Delaware corporation;

Western Pacific Housing Management, Inc., a California corporation; and

WPH-Camino Ruiz, LLC, a Delaware limited liability company;

and (ii) each of the Company’s Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indenture, in each case until subsequently released from its Guarantee pursuant to the provisions of the Indenture.

“Holder” means the Person in whose name a Note is registered in the books of the registrar for the Notes.

“Indebtedness” of any Person means, without duplication,

(1) any liability of such Person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than any standby letter of credit or similar instrument issued for the account of, or any surety, performance, completion or payment bond, earnest money note or similar purpose undertaking or indemnification agreement issued or entered into by or for the account of, such Person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with expenditures that constitute capital expenditures in accordance with GAAP (other than any obligation to pay a contingent purchase price as long as such obligation remains contingent), or (c) in respect of Capitalized Lease Obligations,

(2) any Indebtedness of others described in clause (1) above that such Person has guaranteed to the extent of the guarantee, and

(3) all Indebtedness of others described in clause (1) above secured by a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of the Indebtedness of such Person shall be the lesser of (a) the fair market value of such property; and (b) the amount of such Indebtedness of such other Persons;

provided, that Indebtedness shall not include accounts payable, liabilities to trade creditors of such Person or other accrued expenses arising in the ordinary course of business or obligations under Currency Agreements or Interest Protection Agreements.

“Intangible Assets” means with respect to the Notes, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and the Guarantors prepared in accordance with GAAP.

“Interest Protection Agreement” of any Person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates with respect to Indebtedness.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Lien” means, with respect to any property, any mortgage, deed of trust, lien, pledge, charge, hypothecation, security interest or encumbrance of any kind in respect of such property. For purposes of this definition, a Person shall be deemed to own, subject to a Lien, any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness (and any accessions thereto and proceeds thereof) and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 180 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental or tax warranties and indemnities and such other representations, warranties, covenants and indemnities as are customarily required in such transactions, or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens.

“Par Call Date” means                , 2027, which is the date that is two months prior to the maturity date of the Notes.

“Permitted Liens” means any Lien:

(1) incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (1)(a) of the definition of “Indebtedness”), in each case incurred in the ordinary course of business of the Company and the Guarantors,

(2) constituting attachment or judgment liens,

(3) securing Non-Recourse Indebtedness of the Company or any Guarantor; provided, that it applies only to the property financed out of the net proceeds of such Non-Recourse Indebtedness (and any accessions thereto and proceeds thereof),

(4) securing Purchase Money Indebtedness; provided, that it applies only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness (and any accessions thereto and proceeds thereof),

(5) constituting purchase money Liens (including Capitalized Lease Obligations); provided, that it applies only to the property acquired (and any accessions thereto and proceeds thereof) and the related Indebtedness is incurred within 180 days after the acquisition of such property,

(6) constituting the right of a lender or lenders to which the Company or a Guarantor may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company or a Guarantor with or held by such lender or lenders or its affiliates,

(7) constituting the pledge or deposit of cash or other property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company and the Guarantors,

(8) incurred in connection with pollution control, industrial revenue, water, sewage or other public improvement bonds or any similar bonds,

(9) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business,

(10) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and the Guarantors taken as a whole,

(11) Liens securing community development district bonds or similar bonds issued by any governmental authority to accomplish similar purposes,

(12) Liens on assets and properties of joint ventures or limited partnerships that are not wholly-owned Subsidiaries of the Company or any of the Guarantors, and

(13) Liens securing the Company’s or the Guarantors’ obligations to third parties, in connection with joint development agreements with such third parties, to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting Company’s or the Guarantors’ property and property belonging to such third parties.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Publicly Traded Debt Securities” means any issue of debt securities of the Company or any of the Guarantors originally issued in a public offering registered with the SEC or in an offering pursuant to Rule 144A under the Securities Act and of which issue at least $50.0 million aggregate principal amount is outstanding.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Guarantor incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property to be used in the ordinary course of business by the Company and the Guarantors; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such property or completion of such construction or improvement.

“Rating Agency” means (1) each of Moody’s, Fitch and S&P; or (2) if any of Moody’s, Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available (for reasons outside of the Company’s control), a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement Rating Agency for Moody’s, Fitch or S&P, or all three, as the case may be.

“Ratings Downgrade Event” means the rating on the Notes is lowered independently by each of the Rating Agencies and the Notes are rated below Investment Grade by all three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Ratings Downgrade Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Downgrade Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Downgrade Event).

“Reference Treasury Dealers” means (a) J.P. Morgan Securities LLC, Mizuho Securities USA LLC and a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. (or any of their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer(s) selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided however that if such redemption date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to the date of such redemption.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Guarantor of any property which is either (a) a manufacturing facility, project club house, amenity center and common area, office building, warehouse or distribution facility whose book value equals or exceeds 1% of Consolidated Adjusted Tangible Assets as of the date of determination or (b) another property which exceeds 5% of Consolidated Adjusted Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Guarantor, provided that “Sale and Leaseback Transaction” shall not include (1) a sale and leaseback transaction relating to a property entered into within 180 days after the later of (i) the date of acquisition of such property by the Company or a Guarantor and (ii) the date of the completion of construction or commencement of full operations on such property, whichever is later, (2) a sale and leaseback transaction which has a lease of no more than three years in length or (3) a sale or transfer made to the Company or another Guarantor.

“Secured Debt” means any Indebtedness of the Company or any Guarantor which is secured by (a) a Lien in any property of the Company or a Guarantor (other than property excluded in clause (b)) or (b) a Lien on Capital Stock owned directly or indirectly by the Company or a Guarantor in a corporation or other entity (other than a Non-Guarantor Subsidiary) or in the rights of the Company or a Guarantor in respect of Indebtedness of a corporation or other entity (other than a Non-Guarantor Subsidiary) in which the Company or a Guarantor owns Capital Stock. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given. For the avoidance of doubt, cash collateralized letters of credit under our 5-year homebuilding revolving credit facility will not constitute Secured Debt.

“SEC” means the Securities and Exchange Commission or any successor agency performing the duties now assigned to it under the Trust Indenture Act.

“Significant Subsidiary” means any Subsidiary of the Company which would constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

“Subsidiary” of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the board of directors of such entity or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

“Successor” has the meaning set forth in “—Certain Covenants—Limitations on Mergers, Consolidations and Sales of Assets.”

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trustee” means the party named as such above until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Book Entry, Delivery and Form

The Notes offered hereby will be issued in the form of a fully registered Global Note (the “Global Note”). The Global Note will be delivered on or about the Issue Date with the Trustee, on behalf of The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Note Holder”).

The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary’s Participants), the Depositary’s Participants and the Depositary’s Indirect

Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or Holder of such Notes outstanding under the Indenture. Except as provided below, beneficial owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depositary’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

None of the Company, the Trustee, the paying agent and the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the paying agent to such Global Note Holder in its capacity as the registered holder under the Indenture.

Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

As long as the Notes are represented by a Global Note, the Depositary’s nominee will be the Holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certificated Securities

Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of certificated securities. Upon any such issuance, the Trustee is required to authenticate and deliver such Notes to such Person or Persons (or the nominee of any thereof). In addition, if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note and a successor depository is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the registrar has received a request from the Depositary to issue certificated securities, then, upon surrender by the relevant Global Note Holder of its Global Note, certificated Notes will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of such Notes.

Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of Notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the Notes to be issued).

Same-day Settlement and Payment

Payments in respect of the Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the certificated Notes also will be settled in immediately available funds.

Transfer and Exchange

A Holder may transfer or exchange the Notes in accordance with the procedures set forth in the Indenture. The registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registrar is not required to transfer or exchange any Note selected for redemption. Also, the registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

DESCRIPTION OF OTHER INDEBTEDNESS

Outstanding Senior Notes

As of June 30, 2020, we had outstanding $2,450.0 million aggregate principal amount of homebuilding senior unsecured notes, as set forth in the table below:

D.R. Horton

Notes	Principal Amount
Homebuilding:
2.550% senior notes due 2020	$400.0 million
4.375% senior notes due 2022	$350.0 million
4.750% senior notes due 2023	$300.0 million
5.750% senior notes due 2023	$400.0 million
2.500% senior notes due 2024	$500.0 million
2.600% senior notes due 2025	$500.0 million

Forestar

As of June 30, 2020, Forestar had outstanding $650.0 million aggregate principal amount of senior unsecured notes, as set forth in the table below:

Notes	Principal Amount
Forestar:
8.000% senior notes due 2024	$350.0 million
5.000% senior notes due 2028	$300.0 million

The indentures governing our existing homebuilding senior notes do not restrict the incurrence of future unsecured debt by us or our homebuilding subsidiaries or the incurrence of secured or unsecured debt by our financial services subsidiaries or Forestar. Such instruments also permit us and our homebuilding subsidiaries to incur significant amounts of additional secured debt. Upon the occurrence of both a change of control and a ratings downgrade event, each as defined in the indenture governing our 2.550% senior notes due 2020, 4.375% senior notes due 2022, 4.750% senior notes due 2023, 5.750% senior notes due 2023, 2.500% senior notes due 2024 and the 2.600% senior notes due 2025, we will be required in certain circumstances to offer to repurchase such notes at 101% of their principal amount, together with all accrued and unpaid interest, if any.

We may redeem our 4.375% senior notes due 2022, 4.750% senior notes due 2023 and 5.750% senior notes due 2023 at any time prior to the date that is three months prior to the final maturity date of the notes of such series at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. On or after the date that is three months prior to the final maturity date of the notes, we may redeem our 4.375% senior notes due 2022, 4.750% senior notes due 2023 and 5.750% senior notes due 2023, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest. We may redeem our 2.550% senior notes due 2020 at any time at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. We may redeem our 2.500% senior notes due 2024 or our 2.600% senior notes due 2025 at any time prior to the date that is one month prior to the final maturity date of such notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. On or after the date that is one month prior to the final maturity date of the 2.500% senior notes due 2024 or the 2.600% senior notes due 2025, we may redeem such notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest.

In February 2020, Forestar issued $300 million principal amount of 5.0% senior notes pursuant to Rule 144A and Regulation S under the Securities Act. These notes are due March 1, 2028, with interest payable semi-annually, and represent unsecured obligations of Forestar. The annual effective interest rate of these notes after giving effect to the amortization of financing costs is 5.2%. These notes may be redeemed prior to maturity, subject to certain limitations and premiums defined in the indenture governing such notes. In April 2019, Forestar issued $350 million principal amount of 8.0% senior notes pursuant to Rule 144A and Regulation S under the Securities Act. These notes are due April 15, 2024, with interest payable semi-annually, and represent unsecured obligations of Forestar. The annual effective interest rate of these notes after giving effect to the amortization of financing costs is 8.5%. These notes may be redeemed prior to maturity, subject to certain limitations and premiums defined in the indenture governing such notes.

Forestar’s senior notes and its convertible senior notes are not guaranteed by us or any of the subsidiaries that guarantee our homebuilding debt.

Revolving Credit Facilities

D.R. Horton

We have a $1.59 billion 5-year senior unsecured revolving credit facility with an uncommitted accordion feature that could increase the size of the facility to $2.5 billion, subject to certain conditions and availability of additional bank commitments. The maturity date of the commitments under the 5-year homebuilding revolving credit facility is October 2, 2024. Commitments of consenting lenders may be extended on up to five occasions (to a date not later than five years after the effective date of any extension), subject to the approval of lenders holding a majority of the commitments. The interest rate on borrowings under the 5-year homebuilding revolving credit facility may be based on either the Prime Rate or LIBOR plus an applicable margin, as defined in the credit agreement governing the facility. In addition to revolving loans, our 5-year homebuilding revolving credit facility also provides for the issuance of letters of credit with a sublimit equal to 100% of the revolving credit commitment. Letters of credit issued under the 5-year homebuilding revolving credit facility reduce the available borrowing capacity.

At June 30, 2020, there were no borrowings outstanding and $127.8 million of letters of credit issued under the 5-year homebuilding revolving credit facility, resulting in available capacity of approximately $1.46 billion. Borrowings and repayments under the 5-year facility were $1.06 billion each during the nine months ended June 30, 2020.

In May 2020, we entered into a credit agreement providing for a $375 million 364-day senior unsecured homebuilding revolving credit facility with an uncommitted accordion feature that could increase the size of the facility to $550 million, subject to certain conditions and availability of additional bank commitments. The interest rate on borrowings under the 364-day revolving credit facility may be based on either the Prime Rate or LIBOR plus an applicable margin, as defined in the credit agreement governing the facility. The maturity date of the facility is May 27, 2021. There were no borrowings under the facility for the period from its inception through June 30, 2020.

Our homebuilding revolving credit facilities contain customary representations and warranties, covenants and events of default for facilities of this type. Among other covenants, our homebuilding revolving credit facilities require us and the guarantor subsidiaries to maintain a maximum leverage ratio. In addition, if our leverage ratio exceeds certain levels, we and our guarantor subsidiaries are required to maintain a borrowing base of our and our guarantor subsidiaries’ specified homebuilding assets at least equal to the amount of our and our guarantor subsidiaries’ senior debt. The credit agreements governing the homebuilding revolving credit facilities also impose restrictions on the creation of secured debt and liens. Our homebuilding revolving credit facilities also provide that a change of control (as defined in our homebuilding revolving credit facilities) would constitute an event of default under the facilities. At June 30, 2020, we were in compliance with all of the covenants, limitations and restrictions of our homebuilding revolving credit facilities.

Forestar

Forestar has a $380 million senior unsecured revolving credit facility with an uncommitted accordion feature that could increase the size of the facility to $570 million, subject to certain conditions and availability of additional bank commitments. The Forestar revolving credit facility also provides for the issuance of letters of credit with a sublimit equal to the greater of $100 million and 50% of the revolving credit commitment. Borrowings under the Forestar revolving credit facility are subject to a borrowing base based on Forestar’s book value of its real estate assets and unrestricted cash. Letters of credit issued under the Forestar revolving credit facility reduce the available borrowing capacity. The maturity date of the commitments under the Forestar revolving credit facility is October 2, 2022. Commitments of consenting lenders may be extended by up to one year on up to two additional occasions, subject to the approval of lenders holding a majority of the commitments. At June 30, 2020, there were no borrowings outstanding and $31.6 million of letters of credit issued under the Forestar revolving credit facility, resulting in available capacity of $348.4 million. There were no borrowings or repayments under the Forestar revolving credit facility during the nine months ended June 30, 2020.

The Forestar revolving credit facility includes customary affirmative and negative covenants, events of default and financial covenants. The financial covenants require Forestar to maintain a minimum level of tangible net worth, a minimum level of liquidity and a maximum allowable leverage ratio. These covenants are measured as defined in the credit agreement governing the facility and are reported to the lenders quarterly. A failure to comply with these financial covenants could allow the lending banks to terminate the availability of funds under the Forestar revolving credit facility or cause any outstanding borrowings to become due and payable prior to maturity. At June 30, 2020, Forestar was in compliance with all of the covenants, limitations and restrictions of the Forestar revolving credit facility.

The Forestar revolving credit facility is not guaranteed by us or any of the subsidiaries that guarantee our homebuilding debt.

Mortgage Repurchase Facility

Our mortgage subsidiary, DHI Mortgage, has a mortgage repurchase facility that provides financing and liquidity to DHI Mortgage by facilitating purchase transactions in which DHI Mortgage transfers eligible loans to the counterparties upon receipt of funds from the counterparties. DHI Mortgage then has the right and obligation to repurchase the purchased loans upon their sale to third-party purchasers in the secondary market or within specified time frames from 45 to 60 days in accordance with the terms of the mortgage repurchase facility. In May 2020, the mortgage repurchase facility was amended to increase its total capacity to $1.35 billion; however, the capacity increases, without requiring additional commitments, to $1.575 billion for approximately 45 days around September 30, 2020 and increases again for approximately 30 days around December 31, 2020. The capacity of the facility can also be increased to $1.8 billion subject to the availability of additional commitments. The maturity date of the facility is February 19, 2021. As of June 30, 2020, $1.39 billion of mortgage loans held for sale with a collateral value of $1.36 billion were pledged under the mortgage repurchase facility. DHI Mortgage had an obligation of $1.2 billion outstanding under the mortgage repurchase facility at June 30, 2020 at a 2.4% annual interest rate.

The mortgage repurchase facility is not guaranteed by the Company or any of our subsidiaries that will guarantee the notes or currently guarantee our existing homebuilding senior notes, our obligations under our homebuilding revolving credit facilities or the Forestar notes or the Forestar revolving credit facility. The mortgage repurchase facility requires the maintenance of a minimum level of tangible net worth, a maximum allowable ratio of debt to tangible net worth and a minimum level of liquidity by our mortgage subsidiary.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial decisions as of the date hereof. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described herein. This summary is addressed only to investors who purchase notes for their original offering price in this offering and deals only with notes held as capital assets (generally, property held for investment). In addition, this summary is intended for general information only, and does not purport to address all U.S. federal income tax matters that may be relevant to investors in special tax situations, such as insurance companies, tax-exempt organizations, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, holders of notes that are held as a hedge or as part of a hedging, straddle or other integrated transaction, partnerships or other pass-through entities or investors therein, persons subject to alternative minimum tax, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement, corporations that accumulate earnings to avoid U.S. federal income tax or U.S. Holders (as defined below) whose functional currency is not the United States dollar. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a note that is a partnership, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

This discussion does not address any tax other than U.S. federal income tax, and contains only a general summary of certain U.S. federal income tax issues. Accordingly, persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions and the application of any U.S. federal tax other than the income tax, including but not limited to the U.S. federal gift tax and estate tax, to their particular situations.

Classification of the Notes

In certain circumstances (see, e.g., “Description of Notes—Certain Covenants—Repurchase of Notes upon Change of Control Triggering Event”), the notes provide for the payment of certain amounts in excess of their stated interest and principal. These contingencies could subject the notes to the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual, and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause any gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the notes will be classified as indebtedness for U.S. federal income tax purposes but that they will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt regulations and the consequences thereof.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined under the Code) are authorized to control all substantial decisions of the trust (and certain trusts that have made a valid election to be treated as a United States person).

Payments of Interest

The notes are not expected to be issued with original issue discount for U.S. federal income tax purposes, and the remainder of this discussion assumes that to be the case. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above. A U.S. Holder’s adjusted tax basis in a note will generally equal the amount that the U.S. Holder paid for the note (reduced by prior principal payments, if any, on the note).

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders currently are taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

U.S. persons that are individuals, estates or certain trusts will generally be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. person’s “net investment income” for the taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

Generally, for non-corporate U.S. Holders, payments on a note will be subject to information reporting. In addition, a non-corporate U.S. Holder may be subject to a backup withholding tax on those payments if it fails to provide its accurate taxpayer identification number to us or our paying agent in the manner required, is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax return, or otherwise fails to comply with applicable backup withholding tax rules. In addition, U.S. Holders may be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of a note.

Any amounts withheld from payments on the notes under the backup withholding tax rules may be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation, estate or trust and is not a U.S. Holder.

Payments of Interest

Subject to the discussion below concerning backup withholding and FATCA, payments of interest on a note made to a Non-U.S. Holder will not generally be subject to U.S. federal income or withholding tax, provided that:

•

the Non-U.S. Holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business; and

•

either (a) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person or (b) the Non-U.S. Holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

Special certification and other rules apply to certain Non-U.S. Holders that are entities rather than individuals.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate, unless such Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and the interest is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting such Non-U.S. Holder to U.S. tax on a net income basis), such Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided the Non-U.S. Holder complies with certain certification and disclosure requirements discussed above in the same manner as if the Non-U.S. Holder were a U.S. Holder). In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connect earnings and profits for the taxable year, subject to certain adjustments, unless the Non-U.S. Holder qualifies for a lower rate under an applicable income tax treaty.

Sale, Exchange or Other Disposition of Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of notes, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, or

•	the Non-U.S. Holder is an individual who is present in the United States for at least 183 days in the taxable year of the disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point above, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), unless an applicable income tax treaty provides otherwise. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) with respect to its effectively connected earnings and profits attributable to the gain. If a Non-U.S. Holder is described in the second bullet point, the Non-U.S. Holder will be subject to tax at a rate of 30% on the gain (offset by certain U.S. source capital losses) unless an applicable income tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, the amount of interest paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of the information returns reporting such interest, and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Backup withholding will generally not apply to payments of interest on the notes to a Non-U.S. Holder if the holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption (provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and, depending on the circumstances, backup withholding unless the Non-U.S. Holder provides the certification described above or otherwise establishes an exemption (and the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds of a disposition effected outside the United States by a Non-U.S. Holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a Non-U.S. Holder and has no actual knowledge or reason to know to the contrary or unless such holder otherwise establishes an exemption.

Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, the Treasury regulations promulgated thereunder and other governmental notices with respect thereto (collectively “FATCA”) could impose a withholding tax of 30% (“FATCA Withholding”) on interest income (including any amount treated as interest for U.S. federal income tax purposes) on the notes paid to any Non-U.S. Holder or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on behalf of a non-U.S. person, unless the Non-U.S. Holder and each non-U.S. payee in the payment chain complies with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements (including any intergovernmental agreement entered into by the United States and another applicable jurisdiction to facilitate the application and implementation of FATCA

(an “IGA”)). In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

FATCA Withholding may be imposed at any point in a payment chain if a non-U.S. payee is not compliant with the applicable FATCA requirements. A payment chain may consist of a number of parties, including a paying agent, a clearing system, each of the clearing system’s participants and a non-U.S. bank or broker through which a Non-U.S. Holder holds the notes. Accordingly, if a Non-U.S. Holder receives payments through a payment chain that includes one or more non-U.S. payees the payment could be subject to FATCA Withholding if any non-U.S. payee in the payment chain fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if the Non-U.S. Holder would not otherwise have been directly subject to FATCA Withholding.

A number of countries have entered into, and other countries are expected to enter into IGAs. While the existence of an IGA will not eliminate the risk that the notes will be subject to FATCA Withholding, these agreements are expected to facilitate compliance with the FATCA requirements thereby reducing the likelihood that FATCA Withholding will occur for investors in (or investors that indirectly hold notes through financial institutions in) those countries.

FATCA Withholding could apply to all interest payments made on the notes. In addition, FATCA Withholding could apply to the gross proceeds payable upon the sale, exchange, redemption or maturity of the notes, although pursuant to proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments (such as the notes) and has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Depending on a Non-U.S. Holder’s circumstances, it may be entitled to a refund or credit in respect of some or all of any FATCA Withholding. However, even if a Non-U.S. Holder is entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay the Non-U.S. Holder’s receipt of any withheld amounts.

Each Non-U.S. Holder is strongly urged to consult its tax advisor regarding FATCA. Each Non-U.S. Holder should also consult its bank or broker through which it would hold the notes about the likelihood that payments to such bank or broker (for credit to the Non-U.S. Holder) may become subject to FATCA Withholding at some point in the payment chain.

The U.S. federal tax discussion set forth above as to both U.S. Holders and Non-U.S. Holders is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

UNDERWRITING

J.P. Morgan Securities LLC, Mizuho Securities USA LLC and U.S. Bancorp Investments, Inc. are acting as representatives (the “representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal amount of Notes
J.P. Morgan Securities LLC	$
Mizuho Securities USA LLC
U.S. Bancorp Investments, Inc.
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC

Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes for resale at the public offering price that appears on the cover of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•

We will not, until the business day after the date of closing of this offering, without first obtaining the prior written consent of the representatives, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of or transfer, any debt securities, other than as contemplated by the underwriting agreement.

•

We will indemnify the underwriters and their respective affiliates, directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

The following table shows the underwriting discount to be paid to the underwriters by the Company in connection with this offering. This underwriting discount is the difference between the public offering price and the amount the underwriters pay to us to purchase the notes. The underwriting discount is                % of the principal amount:

Per Note		%
Total	$

The Company’s expenses of the offering, not including the underwriting discount, are estimated at $1.6 million.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market making activities at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Short Positions

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

It is expected that delivery of the notes offered pursuant to this prospectus will be made to investors on or about                , 2020, which will be the                 business day following the date of this prospectus (such settlement being referred to as “T+    ”). Under Rule 15c6-1 of the Exchange Act as currently in effect, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the notes are delivered will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade such notes prior to their date of delivery hereunder should consult their advisors.

Other Relationships

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters or their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain of the underwriters act as administrative agent, lenders and/or issuing banks under our homebuilding revolving credit facilities and/or the Forestar revolving credit facility.

Notice to Prospective Investors

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been, or will be, prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the attached prospectus have been prepared on the basis that any offer of notes in any member state of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the attached prospectus is a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on, or relied on, in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has been or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement, nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or an invitation to the public within the meaning of the Securities and Futures Ordinance(Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

LEGAL MATTERS

Certain matters with respect to the issuance and sale of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain matters of Alabama, Arizona, Nevada, New Jersey, Oregon, Virginia and Washington law will be passed upon for us by Thomas B. Montano, our Corporate and Securities Counsel. Mr. Montano is compensated by the Company as an employee, and owns 27,080 restricted stock units that are payable in an equivalent number of shares of our common stock upon vesting. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of D.R. Horton, Inc. appearing in D.R. Horton, Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2019, and the effectiveness of D.R. Horton, Inc.’s internal control over financial reporting as of September 30, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of D.R. Horton, Inc. as of September 30, 2018, and for each of the two years in the period ended September 30, 2018, incorporated in this prospectus supplement by reference to D.R. Horton, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2019, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

D.R. Horton, Inc.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

Guarantees of Debt Securities

Units of These Securities

We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” on page 1 of this prospectus, in the applicable prospectus supplement we will deliver with this prospectus and in the documents incorporated herein and therein by reference.

Our common stock is listed on the New York Stock Exchange under the symbol “DHI.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 7, 2018

We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus or any documents incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. You should not assume that the information contained in this prospectus, or the information contained in any document incorporated by reference in this prospectus, is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

Unless the context otherwise requires, the terms the “Company,” “we” and “our” refer to D.R. Horton, Inc., a Delaware corporation, and its predecessors and subsidiaries.

i

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may be construed as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements typically include the words “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “projection,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other words of similar meaning. Any or all of the forward-looking statements included or incorporated by reference in this prospectus may not approximate actual experience, and the expectations derived from them may not be realized, due to risks, uncertainties and other factors. As a result, actual results may differ materially from the expectations or results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	the cyclical nature of the homebuilding industry and changes in economic, real estate and other conditions;

•	constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital;

•

reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates;

•	the risks associated with our land and lot inventory;

•	our ability to effect our growth strategies, acquisitions or investments successfully;

•	home warranty and construction defect claims;

•	the effects of a health and safety incident;

•	the effects of negative publicity;

•	supply shortages and other risks of acquiring land, building materials and skilled labor;

•	the impact of an inflationary, deflationary or higher interest rate environment;

•	reductions in the availability of performance bonds;

•	increases in the costs of owning a home;

•	the effects of governmental regulations and environmental matters on our homebuilding operations;

•	the effects of governmental regulations on our financial services operations;

•	our significant debt and our ability to comply with related debt covenants, restrictions and limitations;

•	competitive conditions within the homebuilding and financial services industries;

•	the effects of the loss of key personnel; and

•	information technology failures and data security breaches.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent documents incorporated by reference in this prospectus should be consulted. Additional information about issues that could lead to material changes in performance and risk factors that have the potential to affect us is contained in our annual report on Form 10-K for the fiscal year ended September 30, 2017 and our quarterly reports on Form 10-Q for the quarters ended December 31, 2017, March 31, 2018 and June 30, 2018, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission (“SEC”). See “Incorporation of Certain Documents by Reference” as well as the applicable prospectus supplement.

ii

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. These risks and uncertainties include those described in the risk factors and other sections of the documents that are incorporated by reference in this prospectus. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplements. You should carefully consider these risks and uncertainties and all of the information contained in or incorporated by reference in this prospectus and in the applicable prospectus supplement before you invest in our securities.

THE COMPANY

D.R. Horton, Inc. is the largest homebuilding company in the United States as measured by number of homes closed and revenues. We construct and sell homes through our operating divisions in 80 markets in 26 states, under the names of D.R. Horton, America’s Builder, Emerald Homes, Express Homes, Freedom Homes and Pacific Ridge Homes.

Our business operations consist of homebuilding, land development, financial services and other activities. Our homebuilding operations primarily include the construction and sale of single-family homes with sales prices generally ranging from $100,000 to more than $1,000,000, with an average closing price of $299,100 during the nine months ended June 30, 2018. Approximately 89% of our home sales revenues in the nine months ended June 30, 2018 were generated from the sale of single-family detached homes, with the remainder from the sale of attached homes, such as townhomes, duplexes and triplexes.

On October 5, 2017, we acquired 75% of the outstanding shares of Forestar Group Inc., a publicly traded residential and real estate development company, for $558.3 million in cash (the acquisition). The acquisition is a component of our strategy to expand relationships with land developers and increase the optioned portion of our land and lot position to enhance operational efficiency and returns.

Our financial services operations provide mortgage financing and title agency services to homebuyers in many of our homebuilding markets. DHI Mortgage, our 100% owned subsidiary, provides mortgage financing services primarily to our homebuyers and generally sells the mortgages it originates and the related servicing rights to third-party purchasers. DHI Mortgage originates loans in accordance with purchaser guidelines and sells substantially all of its mortgage production shortly after origination. Our 100% owned subsidiary title companies serve as title insurance agents by providing title insurance policies, examination and closing services, primarily to our homebuyers.

In addition to our core homebuilding, land development and financial services operations, we have subsidiaries that engage in other business activities. These subsidiaries conduct insurance-related operations, construct and own income-producing rental properties, own non-residential real estate including ranch land and improvements and own and operate oil and gas related assets. One of these subsidiaries, DHI Communities, is developing and constructing multi-family rental properties on land parcels we already owned and as of June 30, 2018 has five projects under active construction and one project that is substantially complete.

For more information about our business, please refer to the “Business” section in our most recent annual report on Form 10-K filed with the SEC and incorporated by reference in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC and incorporated by reference in this prospectus.

Our principal executive offices are located at 1341 Horton Circle, Arlington, Texas 76011. Our telephone number is (817) 390-8200, and our Internet website address is www.drhorton.com. Information on or connected to our Internet website is not a part of this prospectus.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series and which may include provisions regarding conversion or exchange of the debt securities into our common stock or other securities;

•	guarantees of the debt securities by certain of our subsidiaries;

•	preferred stock, which we may issue in one or more series;

•	depositary shares;

•	common stock;

•	warrants entitling the holders to purchase common stock, preferred stock, depositary shares, debt securities or other securities;

•	stock purchase contracts;

•	stock purchase units;

•	units of the above securities; or

•	any derivative security of a security listed above or any security listed above containing a derivative feature such as a put or call option.

When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them.

Additional Information

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we may offer in the future. In each prospectus supplement we will include, among other things, the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	the plan of distribution for the securities;

•	if applicable, information about securities exchanges on which the securities will be listed;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and the applicable prospectus supplement, together with the information described under the heading “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. These purposes may include:

•	providing additional working capital to our business operations;

•	acquiring and developing land;

•	constructing new homes;

•	acquiring companies in homebuilding or other businesses;

•	repaying or repurchasing existing debt; and

•	purchasing other investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended June 30, 2018 and for the five years ended September 30, 2017:

Nine Months Ended June 30, 2018	Year Ended September 30,
	2017	2016	2015	2014	2013
15.9x	13.0x	9.6x	7.4x	4.9x	4.4x

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income, including distributions received from equity investments, before income taxes, interest expensed, interest amortized to cost of sales and income attributable to noncontrolling interests. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under one or more indentures to be entered into between us and Branch Banking and Trust Company, as trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed under an indenture or a supplemental indenture. The indentures will be governed by the Trust Indenture Act.

The following is a summary of the indentures. It does not restate the indentures entirely. We urge you to read the indentures. We have filed forms of the indentures as exhibits to the registration statement of which this prospectus is a part, and we will file the indentures we enter into and the supplemental indentures or authorizing resolutions with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indentures and the supplemental indentures or authorizing resolutions. You may also inspect copies of the documents for the particular series at the office of the trustee. References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be unsecured obligations of D.R. Horton, Inc. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•

the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

•

the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities that is payable if maturity of the debt securities is accelerated because of a default;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of calculation of such rate or rates, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•

the currency or currencies (including any composite currency) in which principal, premium, if any, and interest, if any, will be payable, and if such payments may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments;

•

the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities that are in registered form can be presented for registration of transfer or exchange;

•	the denominations in which the debt securities will be issuable, if different from $2,000 and multiples of $1,000 in excess thereof;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•

the right, if any, of holders of the debt securities to convert or exchange them into our common stock or other securities of any kind of us or another obligor, including any provisions intended to prevent dilution of the conversion rights and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in relation thereto;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the terms, if any, upon which debt securities may be subordinated to our other indebtedness;

•

any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•

whether and upon what terms the debt securities of such series may be defeased or discharged, if different from the provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•

if debt securities are to be offered at an “original issue discount” as defined in paragraph (a) of section 1273 of the Internal Revenue Code, the tax effects thereof pursuant to the applicable provisions of the Internal Revenue Code;

•	whether the debt securities will be issued in registered or bearer form and the terms of these forms;

•	whether the debt securities will be issued, in whole or in part, in the form of a global security and, if applicable, the identity of the depositary for such global security;

•	any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our direct or indirect subsidiaries that may guarantee the debt securities, including the identity of the subsidiaries that will be the initial guarantors of the series and the terms of subordination, if any, of any such guarantee. The applicable prospectus supplement will also describe provisions for the release of guarantor subsidiaries from their guarantees.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to any of our guarantor subsidiaries. The applicable prospectus supplement will also describe provisions for guarantor subsidiaries to cease to be restricted by those covenants.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture or authorizing resolution as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration or otherwise;

•

our failure or the failure of any guarantor subsidiary to comply with any of its agreements or covenants in, or provisions of, the debt securities of such series, the guarantees (as they relate thereto) or the indenture (as they relate thereto) and such failure continues for a period of 60 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us or any guarantor of the debt securities (or any other provision specified in the applicable supplemental indenture or authorizing resolution), which will constitute an event of default with notice but without passage of time);

•

the acceleration of any indebtedness (other than non-recourse indebtedness, as defined in the indenture) of us or any guarantor subsidiary that has an outstanding principal amount of $50 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such indebtedness is not satisfied, in either case within 30 days after such acceleration;

•

our failure or the failure of any guarantor subsidiary to make any principal or interest payment in an amount of $50 million or more, individually or in the aggregate, in respect of indebtedness (other than non-recourse indebtedness, as defined in the indenture) of us or any guarantor subsidiary within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such indebtedness);

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us or any guarantor subsidiary that is a significant subsidiary (as defined in the indenture); or

•

any guarantee of any guarantor subsidiary that is a significant subsidiary ceases to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid or any guarantor denies its liability under its guarantee (other than by reason of release of a guarantor from its guarantee in accordance with the terms of the indenture and the guarantee).

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so. The indenture will provide that as long as any debt securities are outstanding we will be obligated to deliver written notice to the trustee of the occurrence of any default within 30 days after any of our senior officers obtains knowledge of such default.

The indenture will provide that if any event of default (other than certain events of bankruptcy, insolvency or reorganization) has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare all the debt securities of such series to be due and payable immediately. If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization as set forth in the indenture, all amounts due and payable on the debt securities of such series shall be due and payable immediately without any declaration, notice or other act by the trustee or any holder. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

The indenture will permit us and our guarantor subsidiaries to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

The indenture also will permit us and our guarantor subsidiaries to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us and our guarantor subsidiaries to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or U.S. government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity, omission, defect or inconsistency;

•

comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us or any guarantor of the debt securities;

•

provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	release a guarantor subsidiary which, in accordance with the terms of the indenture, ceases to be liable on its guarantee of debt securities;

•	add a guarantor subsidiary in respect of any series of debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the written consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including defaulted interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions of debt securities;

•

modify the ranking or priority of the debt securities or any guarantee, or, with respect to any subordinated debt securities, modify certain subordination provisions of the applicable indenture in any manner adverse to the holders of debt securities that are senior to such subordinated debt securities;

•	release any guarantor from any of its obligations under its guarantee or the indenture except in accordance with the indenture;

•

make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

In the ordinary course of its business, Branch Banking and Trust Company, the initial trustee, provides, and may continue to provide, service to us as trustee under the indenture governing our 2.550% Senior Notes due 2020 and will provide service to us as trustee under any indentures to be entered into with respect to any future issuances of senior, senior subordinated or subordinated debt securities. Each indenture will contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indentures will permit the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indentures will provide that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indentures, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York govern, or will govern, the indenture, the debt securities and the guarantees of the debt securities.

DESCRIPTION OF COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

Our authorized capital stock is 1,000,000,000 shares of common stock, $.01 par value, and 30,000,000 shares of preferred stock, $.10 par value. At August 1, 2018, 376,397,544 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by the affirmative vote of the majority of votes cast at a meeting at which a quorum is present, except that if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. There will be a prospectus supplement relating to any offering of common stock offered by this prospectus.

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC, which currently serves as trustee for certain of our senior notes.

The following provisions in our charter or bylaws may make a takeover of our company more difficult:

•	an article in our charter prohibiting stockholder action by written consent;

•	an article in our charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of common stock to remove a director;

•

an article in our charter and a bylaw limiting the persons who may call special meetings of stockholders to our board of directors or a committee authorized to call a meeting by the board or the bylaws; and

•

bylaws establishing an advance written notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

Delaware Anti-Takeover Statute. As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•

before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•

on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Preferred Stock

We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock which may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

Holders of shares of preferred stock will not have preemptive rights.

Depositary Shares

General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, which will be governed by New York law. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to current or other reports we file with the SEC. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions. We will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, depositary shares, debt securities or units of two or more of these types of securities. Each series of warrants will be issued under a separate warrant agreement governed by New York law to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the common stock, preferred stock, depositary shares, debt securities or other securities that may be purchased upon exercise of the warrants and procedures by which the number of these securities may be adjusted;

•	the exercise price of the warrants;

•	the period during which you may exercise the warrants;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any terms relating to the modification of the warrants;

•	information with respect to book-entry procedures, if any;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other material terms of the warrants.

Prior to the exercise of any warrants to purchase common stock, preferred stock, depositary shares, debt securities or other securities, holders of the warrants will not have any of the rights of holders of the common stock, preferred stock, depositary shares, debt securities or other securities purchasable upon exercise, including:

•

in the case of warrants for the purchase of common stock, preferred stock or depositary shares, the right to vote or to receive any payments of dividends on the common stock, preferred stock or depositary shares purchasable upon exercise; or

•

in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a fixed or varying number of shares of common stock, preferred stock or depositary shares at a future date or dates. The stock purchase contracts will be governed by New York law. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately, or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock, depositary shares, debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement, or any combination of the foregoing, in each case securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or stock purchase units, as the case may be, or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing that holder’s obligations under the original stock purchase contract. Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. government securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock, preferred stock or depositary shares to us.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more stock purchase contracts, warrants, debt securities, debt securities guarantees, preferred stock, common stock, depositary shares or any combination thereof. The units will be issued under a unit agreement that will be governed by New York law. You should refer to the applicable prospectus supplement for:

•

all terms of the units and of the stock purchase contracts, warrants, debt securities, debt securities guarantees, shares of preferred stock, shares of common stock, depositary shares or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

Any of the securities being offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	through brokers;

•	directly by us to purchasers; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices or varying prices determined at the time of sale. The distribution of securities may be effected from time to time in one or more transactions by means of one or more of the following transactions, which may include cross or block trades:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement. We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement may set forth the name of the dealer and the terms of the transactions.

If a broker is used in the sale of the securities, the broker will not acquire the securities, and we will sell the securities directly to the purchasers in the applicable market. These will be conducted as “at the market offerings” within the meaning of the Securities Act. The prospectus supplement will set forth the terms of our arrangement with the broker.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of ours, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, has rendered an opinion with respect to the validity of the securities being offered by this prospectus. Certain matters of Alabama, Arizona, Nevada, New Jersey, Oregon, Virginia and Washington law will be passed upon for us by Thomas B. Montano, our Vice President – Corporate Securities Counsel and Corporate Secretary. Mr. Montano is compensated by the Company as an employee, and has 53,000 options to purchase shares of our common stock and 32,600 restricted stock units. We have filed these opinions as exhibits to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street N.E., Washington, D.C. 20549-2521. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

We make available free of charge on or through our Internet website, www.drhorton.com, our reports and other information filed with or furnished to the SEC as referred to below and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on our website or the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We and our subsidiaries who may be guarantors have filed jointly with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits, contains additional relevant information about us, any guarantor subsidiaries and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this prospectus (other than portions of these documents that are deemed to have been furnished and not filed). These documents contain important information about us and our business, prospects and financial condition.

Filing	Period or Date Filed
Annual Report on Form 10-K	Year ended September 30, 2017

Quarterly Reports on Form 10-Q	Quarter ended December 31, 2017
Quarter ended March 31, 2018
Quarter ended June 30, 2018

Current Reports on Form 8-K	October 10, 2017
November 8, 2017
December 5, 2017 (two reports filed on this date)
January 24, 2018
February 28, 2018

The description of our common stock contained in our registration statement on Form 8-A/A filed September 21, 2012.

The information set forth under the captions “Proposal One — Election of Directors,” “Corporate Governance and Board Matters,” “Beneficial Ownership of Common Stock,” “Executive Compensation,” “Certain Relationships and Related Person Transactions,” “Independent Registered Public Accountants,” “Section 16(a) Beneficial Ownership Reporting Compliance” and “Requesting Documents from the Company” in our proxy statement relating to our January 24, 2018 annual meeting of stockholders and incorporated into our annual report on Form 10-K for the fiscal year ended September 30, 2017.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished and not filed by us under any item of any current report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically update and supersede previous information included or incorporated by reference in this prospectus.

You can obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations

D.R. Horton, Inc.

1341 Horton Circle

Arlington, Texas 76011

(817) 390-8200

$

D.R. Horton, Inc.

    % Senior Notes due 2027

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 7, 2018)

Joint Book-Running Managers

J.P. Morgan	Mizuho Securities	US Bancorp

Citigroup	Wells Fargo Securities

                    , 2020